Exhibit 99.2

SUMMARY

REASON FOR FURNISHING THIS PROSPECTUS

We are furnishing this prospectus to provide information to holders of AR-CombiMatrix stock whose shares will be redeemed for shares of our common stock in the split off. THIS PROSPECTUS IS NOT, AND IS NOT TO BE CONSTRUED AS, AN INDUCEMENT OR ENCOURAGEMENT TO BUY OR SELL ANY OF OUR SECURITIES OR THOSE OF ACACIA. The information contained in this prospectus is believed by us to be accurate as of the date set forth on its cover. Changes may occur after that date, and we will not update the information except in the normal course of our public disclosure obligations and practices and as otherwise required by the Securities Act of 1933.

OUR COMPANY

We are a life sciences technology company with a proprietary system for rapid, cost competitive creation or placement of DNA and other compounds on a programmable semiconductor chip or glass slide. These proprietary technologies have applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, molecular diagnostics, combinatorial chemistry, material sciences and nanotechnology. Through the year ended December 31, 2005, our business included two operating subsidiaries, CombiMatrix Molecular Diagnostics, Inc. and CombiMatrix K.K. In January of 2006, we sold 67% of our ownership interest in CombiMatrix K.K. to a third party.

We are seeking to become a broadly diversified biotechnology business, through the development of proprietary technologies, products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology research, defense and homeland security markets, as well as other potential markets where our products could be utilized. Among the technologies we have developed is a platform technology to rapidly produce customizable arrays, which are tools for use in identifying and determining the roles of genes, gene mutations and proteins. This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, molecular diagnostics, combinatorial chemistry, material sciences and nanotechnology. Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs. CombiMatrix Molecular Diagnostics, Inc., a wholly owned subsidiary located in Irvine, California, is exploring opportunities for our arrays in the field of molecular diagnostics. CombiMatrix K.K., a previously wholly owned Japanese corporation located in Tokyo, Japan, has existed for the purposes of exploring opportunities for our array system with pharmaceutical and biotechnology companies in the Asian market.

Our principal executive office is located at 6500 Harbour Heights Parkway, Suite 301, Mukilteo, WA 98275, and our phone number is (425) 493-2000.

RELATIONSHIP TO ACACIA RESEARCH CORPORATION AFTER SPLIT OFF

We are currently a wholly owned subsidiary of Acacia. Following the split off, we will no longer be an affiliate of Acacia. Management of Acacia, including Acacia’s senior officers and directors, will no longer be affiliates of our company.

We entered into a distribution agreement and a tax allocation agreement with Acacia to be effective on the redemption date. Pursuant to the distribution agreement, the assets and liabilities of the CombiMatrix group will be legally transferred to CombiMatrix Corporation or its subsidiaries, to the extent not already owned by them. In addition, Acacia’s ownership of any subsidiary attributable to the CombiMatrix group will be contributed to CombiMatrix Corporation. The consequences of the distribution agreement will not have a material affect on our financial statements.

Pursuant to the tax allocation agreement, we have agreed to reimburse Acacia for all taxes owed by the CombiMatrix group for the period prior to the split off should any be incurred. However, we currently do not owe Acacia for any federal, state or local taxes. We have also agreed to indemnify Acacia if our conduct following the split off causes the split off to be taxable to Acacia or its shareholders. Acacia has agreed to indemnify our company for any tax liability resulting from the split off and relating to their respective actions prior to or after the split off. We believe the transaction will qualify as a tax-free reorganization, so we do not expect any tax liability for the split off related to our conduct prior to the split off. We would be liable to Acacia if our conduct following the split off caused the split off to be taxable to Acacia or its shareholders.

SPLIT OFF

• Company effecting split off	Acacia Research Corporation
• Split off company	CombiMatrix Corporation
• Redemption date	*
• Shares Outstanding Before Split Off After Split Off	52,788,838 5,278,884
• Proposed Trading Symbol Following Split Off	CBMX

Redemption date

The redemption date is 9:00 a.m., New York City time, on *. From and after the redemption date, all of your rights as a holder of AR-CombiMatrix stock shall cease, except for the right to receive shares of our common stock upon the surrender of your shares of AR-CombiMatrix stock.

Split off ratio

Each ten shares of AR-CombiMatrix stock will be redeemed in exchange for one share of our common stock.

No Fractional Shares

If following the redemption of every ten shares of AR-CombiMatrix stock for one share of CombiMatrix Corporation, you hold less than ten shares, you will be entitled to receive a cash payment for the redemption of the remaining shares equal to the market value of those shares on the redemption date.

Exchange agent, transfer agent and registrar for the shares

Our transfer agent will be U.S. Stock Transfer, located in Glendale, California.

Surrendering shares

We will deliver or make available to each holder of AR-CombiMatrix stock, from and after the redemption date, a letter of transmittal with which to surrender his or her shares in the redemption in exchange for shares of the appropriate series of our common stock and the cash payment for any fractional interest.

Shares to be outstanding following split off

Following the split off, the former holders of AR-CombiMatrix stock will hold all of the outstanding shares of our common stock. On the redemption date, there will be outstanding * shares of our common stock, based upon the number of shares of AR-CombiMatrix stock outstanding on April 2, 2007, and assuming no exercise of outstanding stock options or warrants.

Federal income tax consequences of the split off

Acacia has received a private letter ruling from the IRS in form and substance that is satisfactory to us and Acacia, with regard to the U.S. federal income tax consequences of the split off to the effect that the split off will be treated as a tax-free exchange under Sections 368 and 355 of the Internal Revenue Code of 1986, as amended. In a tax-free exchange, the holders of AR-CombiMatrix stock will not incur federal income tax as a result of the redemption.

Stock exchange listing

There is currently no public market for CombiMatrix Corporation’s common stock. We will apply to list our common stock on the NASDAQ Capital Market under the symbol “CBMX.”

No appraisal rights

Holders of AR-CombiMatrix stock have no dissenters’ rights in connection with the split off.

DIAGRAM OF SPLIT OFF

CURRENT STRUCTURE

Holders of AR - Acacia Technologies Common Stock "ACTG"
Holders of AR - CombiMatrix Common Stock "CBMX"
ACACIA RESEARCH CORPORATION
Acacia Technologies Group
CombiMatrix Group

STRUCTURE IMMEDIATELY AFTER SEPARATION

Holders of AR - Acacia Technologies Common Stock "ACTG"
Holders of CombiMatrix Common Stock "CBMX"
Acacia Research Corporation
(Consists of all of the business that was part of the Acacia Technologies group)
CombiMatrix Corporation
(Consists of all of the business that was part of the CombiMatrix group)

SUMMARY HISTORICAL FINANCIAL DATA

In the table below, we provide you with selected historical consolidated financial data of CombiMatrix Corporation, which is consistent with the CombiMatrix Group historical financial data included in Acacia’s periodic reports filed with the Securities and Exchange Commission. We derived the historical consolidated financial data from our audited consolidated financial statements for the years ended December 31, 2004, 2005 and 2006. Amounts below are in thousands, except per share data.

	Year Ended December 31,
	2004	2005	2006
Consolidated Statements of Operations Data:
Revenues	$19,641	$8,033	$5,740
Operating expenses	(19,397)	(21,936)	(27,928)
Other income	330	1,335	2,193
Income (loss) before minority interests and income taxes:	574	(12,568)	(19,995)
Benefit for income taxes	136	167	34
Net income (loss)	$710	$(12,401)	$(19,961)
Pro forma net loss per share(1):
Basic and diluted			$(0.38)

	December 31,
	2005	2006
Consolidated Balance Sheet Data:
Cash, cash equivalents and short-term investments	$20,265	$14,341
Working capital	19,185	11,960
Total assets	52,593	44,213
Total liabilities	7,495	11,399
Allocated net worth	45,098	32,814
______________________

(1)
Pro forma basic and diluted net loss per share has been computed by dividing net loss for the period by the number of AR-CombiMatrix shares assumed to be outstanding and converted into common stock of CombiMatrix Corporation as of the redemption date.

Please refer to the factors affecting comparability listed in the “Selected Financial Data” section included below.

STOCK OPTIONS & WARRANTS

In connection with the split off, all outstanding stock options for the purchase of AR-CombiMatrix stock under the employee benefit plans of Acacia will accelerate and terminate, except AR-CombiMatrix stock options to purchase 3,458 shares at a weighted average exercise price of $14.53 per share of AR-CombiMatrix common stock issued to a former employee and a former consultant will be assumed under our 2006 Stock Incentive Plan and adjusted to give effect to the redemption ratio of one share of our common stock for every ten shares of AR-CombiMatrix stock. Each outstanding warrant to purchase shares of AR-CombiMatrix stock will be converted into a similar warrant to purchase shares of our common stock at the same exercise price, as adjusted to give effect to the redemption ratio of one share of our common stock for every ten shares of AR-CombiMatrix stock. As of April 2, 2007, there were outstanding warrants entitling their holders to purchase an aggregate of 13,667,251 shares of AR-CombiMatrix common stock at a weighted average exercise price of $1.06 per share, which will adjust to approximately 1,366,725 shares of our common stock at a weighted average exercise price of approximately $10.60 per share.

RISK FACTORS

An investment in our stock involves a number of risks. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially adversely affected. If this were to occur, the trading price of our securities could decline significantly.

RISKS RELATED TO THE SPLIT OFF

AFTER THE SEPARATION, WE WILL BE REQUIRED TO RAISE CAPITAL ON A STAND-ALONE BASIS, AND WE WILL NOT HAVE THE BENEFIT OF ACACIA’S CONSOLIDATED FINANCIAL STRENGTH OR SIZE TO SUPPORT OUR CAPITAL NEEDS.

Before the separation, a substantial portion of our operations was financed by Acacia’s sales of AR-CombiMatrix stock. After the separation, we will be required to raise capital on a stand-alone basis. Although one of the purposes of the separation is to permit us to achieve what our management believes is the most appropriate capital structure for our businesses, there can be no assurance that this will be achieved, and the risk therefore exists that we may not be able to secure adequate debt or equity financing on desirable terms. If future developments in the capital markets adversely affect the biotechnology industry, we will not have the benefit of Acacia’s consolidated financial strength or size to support our capital needs.

OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF THE RESULTS OF COMBIMATRIX CORPORATION AS AN INDEPENDENT ENTITY, AND, THEREFORE, MAY NOT BE RELIABLE AS AN INDICATOR OF OUR HISTORICAL OR FUTURE RESULTS.

The historical financial information included in this document may not reflect what our results of operations, financial position and cash flows would have been had we been an independent entity for the periods presented. Because the financial information included in this document reflects allocations for services provided to the CombiMatrix group by Acacia, these allocations may not reflect the costs we would have incurred for similar or incremental services as an independent entity. In addition, the historical financial information included in this document does not reflect transactions that have occurred since December 31, 2006, or that are expected to occur in connection with the separation. This historical financial information also may not be reliable as an indicator of future results.

AFTER THE SEPARATION, OUR COMMON STOCK MAY FAIL TO MEET THE INVESTING GUIDELINES OF INSTITUTIONAL INVESTORS, WHICH MAY NEGATIVELY AFFECT THE PRICE OF OUR COMMON STOCK AND IMPAIR OUR ABILITY TO RAISE CAPITAL THROUGH THE SALE OF COMMON STOCK.

Some of the holders of AR-CombiMatrix stock are institutional investors bound by various investing guidelines. In some cases companies are selected by institutional investors based on factors such as market capitalization, industry, trading liquidity and financial condition. The separation will reduce Acacia’s market capitalization. As a result, our common stock that the holders of AR-CombiMatrix stock will receive in the separation may not meet the investing guidelines of some institutional investors. Consequently, these institutional investors may be required to sell the CombiMatrix Corporation common stock that they receive in the separation or the AR-CombiMatrix stock prior to the redemption date. A sufficient number of buyers may not be available in the market to absorb these potential sales. Consequently, the stock price of our common stock may fall. Any such decline could impair our ability to raise capital through future sales of common stock.

AS A RESULT OF THE REDEMPTION OF AR-COMBIMATRIX STOCK FOR THE COMMON STOCK OF COMBIMATRIX CORPORATION, COMBIMATRIX CORPORATION MAY BE SUBJECT TO CERTAIN TAX LIABILITY UNDER THE INTERNAL REVENUE CODE.

The distribution of our common stock in the redemption will be tax-free to Acacia Research Corporation and our company if the distribution qualifies under Sections 368 and 355 of the Internal Revenue Code. If the distribution fails to qualify for tax-free treatment under Sections 355 and 368 of the Internal Revenue Code, corporate tax (which would be very substantial) would be payable by the consolidated group of which we are a part based upon the difference between the aggregate fair market value of our common stock at the time of the distribution over Acacia’s tax basis for such stock. We estimate such amount of such tax would be zero if the redemption were to occur on April 10, 2007, because the tax basis in such stock held by Acacia exceeds the fair market value of our stock. This could change if the market capitalization of AR-CombiMatrix stock increases above approximately $73 million.

The corporate level tax would be payable by Acacia, but in certain circumstances, we may be required to indemnify Acacia for such taxes pursuant to the tax allocation agreement. In addition, under the Internal Revenue Code’s consolidated return regulations, each member of the Acacia consolidated group, including CombiMatrix Corporation, will be severally liable for these tax liabilities following the redemption. If we are found liable to the IRS, the resulting obligation could materially and adversely affect our financial condition. We have agreed to indemnify Acacia for this and other tax liabilities if they result from certain actions taken by our company or from the redemption (see“Material U.S. Federal Income Tax Consequences of the Split Off,” beginning on page 19).

We received a private letter ruling from the IRS to the effect that, among other things, the redemption would be tax free to Acacia and the holders of AR-Acacia Technologies stock and AR-CombiMatrix stock under Sections 368 and 355 of the Internal Revenue Code. The private letter ruling, while binding upon the IRS, was based upon factual representations and assumptions made in the ruling request. The IRS could modify or revoke the private letter ruling retroactively if the factual representations and assumptions in the request were materially incomplete or untrue or the facts upon which the private letter ruling was based were materially different from the facts at the time of the redemption.

We have received an opinion of counsel to the effect that the distribution will qualify under those portions of Sections 355 of the Internal Revenue Code that the IRS did not rule upon in the private letter ruling (see“Material U.S. Federal Income Tax Consequences of the Split Off,” beginning on page ). However, in rendering the opinion, counsel relied upon certain representations by us and Acacia. We are not aware of any facts or circumstances that would cause any of those representations to be untrue. Nonetheless, if the redemption is taxable to Acacia as a result of representations being untrue that relate to an action or omission by CombiMatrix Corporation that occurs after the redemption, we must indemnify Acacia for any resulting tax-related liabilities. Likewise, if the redemption is taxable to CombiMatrix Corporation as a result of representations being untrue that relate to an action or omission by the Acacia that occurs after the redemption, then Acacia must indemnify us for any resulting tax-related liabilities.

WE MAY NOT BE ABLE TO ENGAGE IN DESIRABLE STRATEGIC TRANSACTIONS AND EQUITY ISSUANCES FOLLOWING THE SEPARATION.

Under Section 355(e) of the Internal Revenue Code, Acacia will recognize taxable gain on the separation if there are one or more acquisitions of our stock representing 50% or more of CombiMatrix stock (including either AR-CombiMatrix stock prior to the redemption, or common stock of CombiMatrix Corporation following the redemption) or AR-Acacia Technologies stock, measured by vote or value, and the stock acquisitions are found to be part of a plan or series of related transactions that includes the split off from the redemption. Our ability to issue additional equity or engage in other strategic transactions may be constrained because the issuance or acquisition of additional capital stock may cause the separation to be taxable to Acacia, and under the tax allocation agreement we would be required to indemnify Acacia against that tax. For a summary of Section 355(e) of the Internal Revenue Code, see “Material Federal Income Tax Consequences of the Split Off” beginning on page 19.

Based upon the number of issued and outstanding shares of AR-CombiMatrix stock (52,788,838 shares), if more than 26,394,419 shares of AR-CombiMatrix stock were found to have been transferred or sold as part of a plan that includes the split off, then the split off would result in corporate tax to Acacia, and we could be liable to indemnify Acacia for that tax liability. Based upon the number of shares of AR-Acacia Technologies stock (28,255,628 shares) issued and outstanding on April 2, 2007, if more than 14,127,814 shares of AR-Acacia Technologies stock were found to have been transferred or sold as part of a plan that includes the split off, then the split off would result in corporate tax to Acacia, and we could be liable to indemnify Acacia for that tax liability. Generally, a transaction occurring more than two years before or more than two years after the redemption will not be deemed to be a part of a plan involving the split off. Any transactions occurring within that time period generally are presumed to be part of such a plan unless we can rebut that presumption. We do not believe that any transaction falling within the two year period prior to the redemption has violated this rule.

If the redemption were to have occurred on April 2, 2007, then there would be 5,278,884 shares of our common stock issued and outstanding on April 2, 2007 (assuming each ten (10) shares of AR-CombiMatrix stock are redeemed for one (1) share of CombiMatrix Stock). We would be restricted in our ability to issue more than 2,639,442 shares (or 50%) of our common stock within the two years following the redemption, and Acacia would be restricted in its ability to issue more than 14,127,814 shares of its stock. Many of our competitors are not subject to similar restrictions and may issue their stock to complete acquisitions, expand their product offerings and speed the development of new technology. Therefore, these competitors may have a competitive advantage over us.

In addition, substantial uncertainty exists on the scope of Section 355(e), and we may undertake future transactions which may cause Section 355(e) to apply to the redemption based upon future IRS interpretations of the scope of Section 355(e) that we cannot anticipate at this time. Accordingly, we cannot be certain that we will not be liable for taxes as a result of the redemption.

FOLLOWING THE REDEMPTION OF AR-COMBIMATRIX STOCK FOR THE COMMON STOCK OF COMBIMATRIX CORPORATION, ACACIA RESEARCH CORPORATION AND COMBIMATRIX CORPORATION MAY BE SUBJECT TO CERTAIN TAX LIABILITY UNDER THE INTERNAL REVENUE CODE FOR ACTIONS TAKEN BY EITHER OF THEM FOLLOWING THE REDEMPTION.

Even if the distribution qualifies under Section 368 and 355 of the Internal Revenue Code, it will be taxable to Acacia if Section 355(e) of the Internal Revenue Code applies to the distribution. Section 355(e) will apply if 50% or more of the AR-Acacia Technologies stock or CombiMatrix Corporation’s common stock, by vote or value, is acquired by one or more persons, other than the holders of AR-CombiMatrix stock who receive the common stock of CombiMatrix Corporation in the redemption, acting pursuant to a plan or a series of related transactions that includes the redemption (see the immediately preceding risk factor). Any shares of the AR-Acacia Technologies stock, the AR-CombiMatrix stock or the common stock of CombiMatrix Corporation acquired directly or indirectly within two years before or after the redemption generally are presumed to be part of such a plan unless we can rebut that presumption. To prevent applicability of Section 355(e) or to otherwise prevent the distribution from failing to qualify under Section 355 of the Internal Revenue Code, CombiMatrix Corporation has agreed that, until two years after the redemption, it will not take any of the following actions unless prior to taking such action, it has obtained (and provided to Acacia) a written opinion of tax counsel or a ruling from the Internal Revenue Service to the effect that such action will not cause the redemption to be taxable to Acacia:

•	merge or consolidate with another corporation;

•	liquidate or partially liquidate;

•	sell or transfer all or substantially all of its assets;

•	redeem or repurchase its stock (except in certain limited circumstances); or

•	take any other action which could reasonably be expected to cause Section 355(e) to apply to the distribution.

ACACIA RESEARCH CORPORATION AND COMBIMATRIX CORPORATION MAY BE REQUIRED TO INDEMNIFY THE OTHER FOR TAX LIABILITY RESULTING FROM THE REDEMPTION OF AR-COMBIMATRIX STOCK FOR THE COMMON STOCK OF COMBIMATRIX CORPORATION, WHICH MAY INTERFERE WITH BOTH COMPANIES’ ABILITY TO ENGAGE IN DESIRABLE STRATEGIC TRANSACTIONS AND ISSUE THEIR EQUITY SECURITIES.

If Section 355(e) applies to the distribution because of some action or omission by Acacia or by CombiMatrix Corporation after the distribution, then it must indemnify the other for any resulting tax-related liabilities. The CombiMatrix Corporation will have to indemnify Acacia if the redemption becomes taxable to Acacia by failing to qualify under Section 355 of the Internal Revenue Code or from the application of Section 355(e) of the Internal Revenue Code as a result of these or any other transactions that it undertakes after the redemption. In the event that CombiMatrix Corporation were liable for such taxes, the payment would have a substantial and material adverse effect on its business, financial position and results of operations. Further, if the redemption becomes taxable to Acacia by failing to qualify under Section 355 of the Internal Revenue Code or from the application of Section 355(e) of the Internal Revenue Code as a result of these or any other transactions that Acacia undertakes before or after the redemption, then Acacia will be liable for such taxes without recourse against CombiMatrix Corporation. This obligation may discourage, delay or prevent a merger, change of control, or other strategic or capital raising transactions involving our AR-CombiMatrix common stock, our future outstanding equity or our issuance of other equity securities. If we cannot engage in equity financing transactions because of these constraints, we may not be able to fund the working capital, capital expenditure and research and development requirements, as well as to make other investments. As a result, our business may be harmed.

COMBIMATRIX AND YOU WOULD HAVE FEDERAL INCOME TAX LIABILITIES IF THE TAX RULING WERE REVOKED.

We received a private letter ruling from the Internal Revenue Service, or the IRS, addressed to our company and Acacia to the effect that, among other things, the split off will be tax free to Acacia and the Acacia stockholders under Section 355 of the Internal Revenue Code of 1986. The private letter ruling, while binding upon the IRS, is based upon factual representations and assumptions made in the ruling request. If those factual representations and assumptions were incomplete or untrue in any material respect, or the facts upon which the private letter ruling is based are materially different from the facts at the time of the split off, the IRS could modify or revoke the private letter ruling retroactively.

If the split off failed to qualify under Section 355 of the Internal Revenue Code, corporate tax would be payable by the consolidated group of which Acacia is the common parent based upon the difference between the aggregate fair market value of our stock and the adjusted tax basis of such stock to Acacia prior to the split off. The corporate level tax would be payable by Acacia. We have agreed, however, to indemnify Acacia for this and other tax liabilities if they result from certain actions taken by us. Please see “Relationship Between Acacia and Our Company After the Split Off” for a more detailed discussion of the tax allocation agreement between Acacia and us. In addition, under the Internal Revenue Code’s consolidated return regulations, each member of the Acacia consolidated group, including our company, is severally liable for these tax liabilities. If we are required to indemnify Acacia for these liabilities or we are otherwise found liable to the IRS for these liabilities, the resulting obligation could materially and adversely affect our financial condition.

Additionally, if the split off were not to qualify under Section 355 of the Internal Revenue Code, then each owner of AR-CombiMatrix stock who receives shares of our common stock in the split off would be treated as if such stockholder received a taxable payment in exchange for his or her AR-CombiMatrix stock. The payment would be taxable as short-term or long-term capital gain, provided that the AR-CombiMatrix stock were held by the holder as a capital asset on the date of the payment. Capital gains are long term if the AR-CombiMatrix stock is held for more than twelve months at the time of the distribution. For individuals, the maximum federal income tax rate applicable to long-term capital gains is generally 15%. The amount of capital gain or loss would equal the difference between the stockholder’s adjusted tax basis in his AR-CombiMatrix stock and the fair market value of the common stock of our company received by the stockholder on the redemption date.

OUR COMMON STOCK WILL TRADE AS A NEW LISTING ON THE NASDAQ CAPITAL MARKET, AND IF THE PRICE OF OUR STOCK DOES NOT MEET THE MINIMUM REQUIREMENTS FOR STABILIZING ABOVE $4.00 PER SHARE, OUR STOCK MAY BE DELISTED FROM NASDAQ.

Although AR-CombiMatrix stock is currently traded on Nasdaq, our company will be subject to the new listing requirements of Nasdaq or another national exchange. As a result, we have submitted a new listing application for our stock to be traded on the Nasdaq Capital Market. There can be no assurance that our stock will be accepted for listing on Nasdaq. Our common stock will be subject to the new listing requirements of Nasdaq that include a requirement that the stock initially trade above $4.00 per share. If the price of our common stock following the redemption does not stabilize at $4.00 or more per share, our stock may be delisted from Nasdaq. If we are delisted from Nasdaq, our stock will likely be traded on the Over-the-Counter Bulletin Board until we are able to meet the listing requirements of Nasdaq or another national exchange. Failure to maintain a market for our stock on Nasdaq or another national exchange will likely have a negative impact upon the trading price of our stock.

OUR SEPARATION AGREEMENTS WITH ACACIA REQUIRE US TO ASSUME THE PAST, PRESENT AND FUTURE LIABILITIES RELATED TO OUR BUSINESS AND MAY BE LESS FAVORABLE TO US THAN IF THEY HAD BEEN NEGOTIATED WITH UNAFFILIATED THIRD PARTIES.

We have negotiated and entered into our separation agreements with Acacia as a wholly-owned subsidiary of Acacia. Had these agreements been negotiated with unaffiliated third parties, they might have been more favorable to us. Pursuant to these agreements, we have agreed to indemnify Acacia for, among other matters, all past, present and future liabilities related to our business, and we have assumed these liabilities under the separation agreements. The past, present and future liabilities assumed by our company are the same as those previously allocated to the CombiMatrix group prior to the split off and reflected in our financial statements included in this report and previously disclosed by Acacia Research Corporation in its financial statements for the CombiMatrix group. Nonetheless, the allocation of assets and liabilities between Acacia and us may not reflect the allocation that would have been reached between two unaffiliated parties. See Relationship of Acacia Research Corporation and our Company After the Split-off” beginning on page 37.

RISKS RELATED TO OUR BUSINESS

WE WILL NOT BE ABLE TO MEET OUR CASH REQUIREMENTS BEYOND THE NEXT 12 MONTHS WITHOUT OBTAINING ADDITIONAL CAPITAL FROM EXTERNAL SOURCES, AND IF WE ARE UNABLE TO DO SO, WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN.

As a result of our recent financings with Oppenheimer & Co. and Cornell Capital, our cash and cash equivalent balances, anticipated cash flows from operations and other external sources of available credit should be sufficient to meet our cash requirements through December 31, 2007. In order for us to continue as a going concern beyond this point, we will be required to obtain capital from external sources. If external financing sources are not available or are inadequate to fund our operations, it could result in reduced revenues and cash flows from the sales of our CustomArray products and services and/or could jeopardize our ability to launch, market and sell additional products and services necessary to grow and sustain our operations in order to eventually achieve profitability. As a result of the above, the audit opinion on our consolidated financial statements for the year ending December 31, 2006 includes a qualifying paragraph regarding our ability to continue as a going concern as described in Note 1 to the consolidated financial statements included in this prospectus. You should review the additional information about our liquidity and capital resources in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of this registration statement.

WE HAVE A HISTORY OF LOSSES AND EXPECT TO INCUR ADDITIONAL LOSSES IN THE FUTURE.

We have sustained substantial losses since our inception resulting in consolidated accumulated net losses as of December 31, 2006, of $144.6 million. We may never become profitable, or if we do, we may never be able to sustain profitability. We expect to incur significant research and development, marketing, general and administrative expenses. As a result, we expect to incur losses for the foreseeable future. Our consolidated cash and cash equivalents along with short-term investments totaled $20.3 million and $14.3 million at December 31, 2005 and 2006, respectively.

To date, we have relied primarily upon selling equity securities, as well as payments from strategic partners, to generate the funds needed to finance the implementation of our business strategies. We cannot assure you that we will not encounter unforeseen difficulties, including the outside influences identified above that may deplete our capital resources more rapidly than anticipated. As a result, our subsidiary companies may be required to obtain additional financing through bank borrowings, debt or equity financings or otherwise, which would require us to make additional investments or face a dilution of our equity interests. Any efforts to seek additional funds could be made through equity, debt or other external financings. Nevertheless, we cannot assure that additional funding will be available on favorable terms, if at all. If we fail to obtain additional funding when needed for our subsidiary companies and ourselves, we may not be able to execute our business plans and our business may suffer.

THE RECENT DECLINE IN AR-COMBIMATRIX STOCK PRICE COULD RESULT IN A GOODWILL IMPAIRMENT FOR COMBIMATRIX CORPORATION.

Due to the recent decline in the AR-CombiMatrix stock, our market value as indicated by the trading of AR-CombiMatrix stock has approximated our book value at times during the fourth quarter of 2006 and the first quarter of 2007, though currently exceeds our book value by approximately $5 million as of April 2, 2007. Should the AR-CombiMatrix stock or the value of our common stock following the redemption decline to a level where the fair value of the Company’s reporting unit is below our book value our goodwill in the amount of $16.9 million as of December 31, 2006, could be impaired.

BECAUSE OUR BUSINESS OPERATIONS ARE SUBJECT TO MANY UNCONTROLLABLE OUTSIDE INFLUENCES, WE MAY NOT SUCCEED.

Our business operations are subject to numerous risks from outside influences, including the following:

•
Technological advances may make our semiconductor based array technology obsolete or less competitive, and as a result, our revenue and the value of our assets could become obsolete or less competitive.

Our products and services are dependent upon our semiconductor based array technology. The semiconductor based array technology is an advancement in conventional arrays that are used for the same purpose. Current array technologies have revolutionized drug discovery and development, and we believe that our array technology provides characteristics, including flexibility, superior cost metrics, and performance, which address certain needs of the life sciences market which are not addressed by conventional arrays and offers the latest in technological advances in this area. Our products and services are substantially dependent upon our ability to offer the latest in semiconductor based array technology in the SNP genotyping, gene expression profiling and proteomic markets. We believe technological advances of conventional arrays and semiconductor based arrays are currently being developed by our existing competition and potential new competitors in the market, including Affymetrix, Inc., Agilent Technologies, Inc., Applera Corporation, Becton, Dickinson and Company, Ciphergen Biosystems, Inc., Gene Logic Inc., Illumina, Inc., Johnson & Johnson, Nanogen, Inc., Orchid Biosciences, Inc., Roche Diagnostics GmbH and Sequenom, Inc. We also expect to face additional competition from new market entrants and consolidation of our existing competitors. Many of our competitors have existing strategic relationships with major pharmaceutical and biotechnology companies, greater commercial experience and substantially greater financial and personnel resources than we do. We expect new competitors to emerge and the intensity of competition to increase in the future. If these companies are able to offer technological advances to conventional arrays or semiconductor-based arrays, our products may become less valuable or even obsolete. While we continue to invest resources in research and development to enhance the technology of our products and services, we cannot provide any assurance that our competitors or new competitors will not enter the market with the same or similar technological advances before we are able to do so.

•	New environmental regulation may materially increase the net losses of our business.

Our operations involve the use, transportation, storage and disposal of hazardous substances, and as a result it is subject to environmental and health and safety laws and regulations. Any changes in these laws and regulations could increase our compliance costs, and as a result, could materially increase our net losses.

•	Our technologies face uncertain market value.

Our business includes the following technologies and products, some of which were recently introduced into the market: CustomArray™, DNA Microarray, 12K DNA expression array and related products, Design-on-Demand™ Arrays, NanoArray™ technology and our Bench-Top DNA Microarray Synthesizer for CustomArray™. These technologies and products have not gained widespread market acceptance, and we cannot provide any assurance that the increase, if any, in market acceptance of these technologies and products will meet or exceed our expectations.

Further, we are currently developing the following technologies and products, some of which have not yet been introduced into the market: (a) microarray technology for the detection of biological threat agents, (b) molecular diagnostics drug discovery and development using the CustomArray platform, and (c) additional products for the research and development and diagnostics markets including higher density arrays. The level of market acceptance of these technologies and products will have a significant impact upon our results of operations, and we cannot provide any assurance that the increase, if any, in market acceptance of these technologies and products will meet or exceed our expectations.

•
We obtain components and raw materials from a limited number of sources, and the loss or interruption of our supply sources may adversely impact our ability to manufacture our products to meet our existing or future sales targets.

Substantially all of the components and raw materials used in the manufacture of our products, including semiconductors and reagents, are currently provided from a limited number of sources or in some cases from a single source. Although we believe that alternative sources for those components and raw materials are available, any supply interruption in a sole-sourced component or raw material might result in up to a several-month production delay and materially harm our ability to manufacture products until a new source of supply, if any, could be located and qualified. In addition, an uncorrected impurity or supplier’s variation in a raw material, either unknown to us or incompatible with our manufacturing process, could have a material adverse effect on our ability to manufacture products. We may be unable to find a sufficient alternative supply channel in a reasonable time period, or on commercially reasonable terms, if at all.

•	The foregoing outside influences may affect other risk factors described in this prospectus.

Any one of the foregoing outside influences may cause our company to need additional financing to meet the challenges presented or to compensate for a loss in revenue, and we may not be able to obtain the needed financing. Further, any one of the foregoing outside influences affecting our business could make it less likely that we will be able to gain acceptance of our array technology by researchers in the pharmaceutical, biotechnology and academic communities. See the heading “If our new and unproven technology is not used by researchers in the pharmaceutical, biotechnology and academic communities, our business will suffer” beginning on page 13 of this prospectus.

WE MAY HAVE TO ENTER INTO NEW STRATEGIC PARTNERSHIPS TO GENERATE REVENUE CONSISTENT WITH OUR OPERATING HISTORY OF WORKING WITH STRATEGIC PARTNERS SUCH AS ROCHE DIAGNOSTICS GMBH.

In March 2004, we completed all phases of our research and development agreement with Roche Diagnostics GmbH (“Roche”). As a result of completing all of our obligations under this agreement and in accordance with our revenue recognition policies for multiple-element arrangements, we recognized all previously deferred Roche related contract revenues totaling $17,302,000 during the first quarter of 2004. To date, we have relied primarily upon selling equity securities, as well as payments from strategic partners, to generate the funds needed to finance the implementation of our business strategies. Prior to 2004, we had been dependent on our arrangements with Roche and relied upon payments by Roche and other partners for a majority of our working capital needs. We intend to enter into additional strategic partnerships to develop and commercialize future products. We are deploying unproven technologies and continue to develop our commercial products. There can be no assurance that we will be able to implement our future plans. Our failure to achieve our plans would have a material adverse effect on our ability to achieve our intended business objectives.

WE MAY FAIL TO MEET MARKET EXPECTATIONS BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS, WHICH COULD CAUSE OUR STOCK PRICE TO DECLINE.

Our revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods our revenues could fall below the expectations of securities analysts or investors, which could cause the market price of our stock to decline. The following are among the factors that could cause our operating results to fluctuate significantly from period to period:

•	our unpredictable revenue sources, as described below;

•	the nature, pricing and timing of our and our competitors’ products;

•	changes in our and our competitors’ research and development budgets;

•	expenses related to, and our ability to comply with, governmental regulations of our products and processes; and

•	expenses related to, and the results of, patent filings and other proceedings relating to intellectual property rights.

We anticipate significant fixed expenses due in part to our need to continue to invest in product development. We may be unable to adjust our expenditures if revenues in a particular period fail to meet our expectations, which would harm our operating results for that period. As a result of these fluctuations, we believe that period-to-period comparisons of our financial results will not necessarily be meaningful, and you should not rely on these comparisons as an indication of our future performance.

OUR REVENUES WILL BE UNPREDICTABLE, AND THIS MAY HARM OUR FINANCIAL CONDITION.

The amount and timing of revenues that we may realize from our business will be unpredictable because:

•	whether our products and services are commercialized and generate revenues depends, in part, on the efforts and timing of our potential customers; and

•	our sales cycles may be lengthy.

As a result, our revenues may vary significantly from quarter to quarter, which could make our business difficult to manage and cause our quarterly results to be below market expectations. If this happens, the price of our common stock may decline significantly.

TECHNOLOGY COMPANY STOCK PRICES ARE ESPECIALLY VOLATILE, AND THIS VOLATILITY MAY DEPRESS THE PRICE OF OUR STOCK.

The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly biotechnology companies, has been highly volatile. In addition, our stock has historically experienced greater price fluctuations than the biotechnology index of other Nasdaq listed stock. We believe that various factors may cause the market price of our stock to fluctuate, perhaps substantially, including, among others, announcements of:

•	our or our competitors’ technological innovations;

•	developments or disputes concerning patents or proprietary rights;

•	supply, manufacturing or distribution disruptions or other similar problems;

•	proposed laws regulating participants in the biotechnology industry;

•	developments in relationships with collaborative partners or customers;

•	our failure to meet or exceed securities analysts’ expectations of our financial results; or

•	a change in financial estimates or securities analysts’ recommendations.

In the past, companies that have experienced volatility in the market price of their stock have been the objects of securities class action litigation. If our stock was the object of securities class action litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could materially harm the business and financial results of our business.

WE ARE DEPLOYING NEW AND UNPROVEN TECHNOLOGIES, WHICH MAKES EVALUATION OF OUR BUSINESS AND PROSPECTS DIFFICULT, AND WE MAY BE FORCED TO CEASE OPERATIONS IF WE DO NOT DEVELOP COMMERCIALLY SUCCESSFUL PRODUCTS.

We have not proven our ability to commercialize products on a large scale. In order to successfully commercialize products on a large scale, we will have to make significant investments, including investments in research and development and testing, to demonstrate their technical benefits and cost-effectiveness. Problems frequently encountered in connection with the commercialization of products using new and unproven technologies might limit our ability to develop and commercialize our products. For example, our products may be found to be ineffective, unreliable or otherwise unsatisfactory to potential customers. We may experience unforeseen technical complications in the processes we use to develop, manufacture, customize or receive orders for our products. These complications could materially delay or limit the use of products we attempt to commercialize, substantially increase the anticipated cost of our products or prevent us from implementing our processes at appropriate quality and scale levels, thereby causing our business to suffer.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, AND IF ADDITIONAL CAPITAL IS NOT AVAILABLE ON ACCEPTABLE TERMS, WE MAY HAVE TO CURTAIL OR CEASE OPERATIONS.

Our future capital requirements will be substantial and will depend on many factors including how quickly we commercialize our products, the progress and scope of our collaborative and independent research and development projects, the filing, prosecution, enforcement and defense of patent claims and the need to obtain regulatory approval for certain products in the United States or elsewhere. Changes may occur that would cause our available capital resources to be consumed significantly sooner than we expect.

We may be unable to raise sufficient additional capital on favorable terms or at all. If we fail to do so, we may have to curtail or cease operations or enter into agreements requiring us to relinquish rights to certain technologies, products or markets because we will not have the capital necessary to exploit them.

IF WE DO NOT ENTER INTO SUCCESSFUL PARTNERSHIPS AND COLLABORATIONS WITH OTHER COMPANIES, WE MAY NOT BE ABLE TO FULLY DEVELOP OUR TECHNOLOGIES OR PRODUCTS, AND OUR BUSINESS WOULD BE HARMED.

Since we do not possess all of the resources necessary to develop and commercialize products that may result from our technologies on a mass scale, we will need either to grow our sales, marketing and support group or make appropriate arrangements with strategic partners to market, sell and support our products. We believe that we will have to enter into additional strategic partnerships to develop and commercialize future products. If we do not enter into adequate agreements, or if our existing arrangements or future agreements are not successful, our ability to develop and commercialize products will be impacted negatively, and our revenues will be adversely affected.

WE HAVE LIMITED EXPERIENCE COMMERCIALLY MANUFACTURING, MARKETING OR SELLING ANY OF OUR POTENTIAL PRODUCTS, AND UNLESS WE DEVELOP THESE CAPABILITIES, WE MAY NOT BE SUCCESSFUL.

Even if we are able to develop our products for commercial release on a large-scale, we have limited experience in manufacturing our products in the volumes that will be necessary for us to achieve commercial sales and in marketing or selling our products to potential customers. We cannot assure you that we will be able to commercially produce our products on a timely basis, in sufficient quantities or on commercially reasonable terms.

WE FACE INTENSE COMPETITION, AND WE CANNOT ASSURE YOU THAT WE WILL BE SUCCESSFUL COMPETING IN THE MARKET.

We expect to compete with companies that design, manufacture and market instruments for analysis of genetic variation and function and other applications using established sequential and parallel testing technologies. We are also aware of other biotechnology companies that have or are developing testing technologies for the SNP genotyping, gene expression profiling and proteomic markets. We anticipate that we will face increased competition in the future as new companies enter the market with new technologies and our competitors improve their current products.

The markets for our products are characterized by rapidly changing technology, evolving industry standards, changes in customer needs, emerging competition and new product introductions. One or more of our competitors may offer technology superior to ours and render our technology obsolete or uneconomical. Many of our competitors have greater financial and personnel resources and more experience in marketing, sales and research and development than we have. Some of our competitors currently offer arrays with greater density than we do and have rights to intellectual property, such as genomic information or proprietary technology, which provides them with a competitive advantage. If we were not able to compete successfully, our business and financial condition would be materially harmed.

IF OUR NEW AND UNPROVEN TECHNOLOGY IS NOT USED BY RESEARCHERS IN THE PHARMACEUTICAL, BIOTECHNOLOGY AND ACADEMIC COMMUNITIES, OUR BUSINESS WILL SUFFER.

Our products may not gain market acceptance. In that event, it is unlikely that our business will succeed. Biotechnology and pharmaceutical companies and academic research centers have historically analyzed genetic variation and function using a variety of technologies, and many of them have made significant capital investments in existing technologies. Compared to existing technologies, our technologies are new and unproven. In order to be successful, our products must meet the commercial requirements of the biotechnology, pharmaceutical and academic communities as tools for the large-scale analysis of genetic variation and function. Market acceptance will depend on many factors, including:

•	the development of a market for our tools for the analysis of genetic variation and function, the study of proteins and other purposes;

•	the benefits and cost-effectiveness of our products relative to others available in the market;

•	our ability to manufacture products in sufficient quantities with acceptable quality and reliability and at an acceptable cost;

•	our ability to develop and market additional products and enhancements to existing products that are responsive to the changing needs of our customers;

•
the willingness and ability of customers to adopt new technologies requiring capital investments or the reluctance of customers to change technologies in which they have made a significant investment; and

•
the willingness of customers to transmit test data and permit the CombiMatrix group to transmit test results over the Internet, which will be a necessary component of our product and services packages unless customers purchase or license our equipment for use in their own facilities.

IF THE MARKET FOR ANALYSIS OF GENOMIC INFORMATION DOES NOT DEVELOP OR IF GENOMIC INFORMATION IS NOT AVAILABLE TO OUR POTENTIAL CUSTOMERS, OUR BUSINESS WILL NOT SUCCEED.

We are designing our technology primarily for applications in the molecular diagnostics, biotechnology, pharmaceutical and academic communities. The usefulness of our technology depends in part upon the availability of genomic data. We are initially focusing on markets for analysis of genetic variation and function. These markets are new and emerging, and they may not develop as we anticipate, or at all. Also, researchers may not seek or be able to convert raw genomic data into medically valuable information through the analysis of genetic variation and function. If genomic data is not available for use by our customers or if our target markets do not emerge in a timely manner, or at all, demand for our products will not develop as we expect, and we may never become profitable.

IF THIRD-PARTY PAYORS, SUCH AS INSURANCE COMPANIES, MANAGED CARE ORGANIZATIONS AND MEDICARE, DO NOT PROVIDE REIMBURSEMENT FOR OUR PRODUCTS, THEIR COMMERCIAL VIABILITY MAY BE LIMITED.

Many of our diagnostic services are new and payors may choose not to reimburse patients for such tests. Each payor makes its own decision as to whether to establish a policy to reimburse for tests. If we are unable to garner broad payment support for our tests, we may have to ask patients to pay for tests themselves. This may reduce the use and ordering of our tests by physicians, and may limit our ability to fully realize the commercial value of our tests.

OUR PRODUCT DEVELOPMENT EFFORTS MAY BE HINDERED IF WE ARE UNABLE TO GAIN ACCESS TO PATIENTS’ TISSUE AND BLOOD SAMPLES.

The development of our diagnostic products requires access to tissue and blood samples from patients who have the diseases we are addressing. Our clinical development relies on our ability to secure access to these samples, as well as information pertaining to their associated clinical outcomes. Access to samples can be difficult since it may involve multiple levels of approval, complex usage rights, privacy rights, among other issues.

IF OUR CURRENT LABORATORY FACILITY BECOMES INOPERABLE OR LOSES CERTIFICATION, WE WILL BE UNABLE TO PERFORM OUR TESTS AND OUR BUSINESS WILL BE HARMED.

Our diagnostic tests are operated out of our CLIA certified laboratory in Irvine, California. Currently, we do not have a second certified laboratory. Should our only laboratory be unable to perform tests, for any reason, our business will be harmed.

OUR FUTURE SUCCESS DEPENDS ON THE CONTINUED SERVICE OF OUR ENGINEERING, TECHNICAL AND KEY MANAGEMENT PERSONNEL AND OUR ABILITY TO IDENTIFY, HIRE AND RETAIN ADDITIONAL ENGINEERING, TECHNICAL AND KEY MANAGEMENT PERSONNEL.

There is intense competition for qualified personnel in our industry, particularly for engineers and senior level management. Loss of the services of, or failure to recruit, engineers or other technical and key management personnel could be significantly detrimental to the group and could adversely affect our business and operating results. We may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of our products and business or to replace engineers or other qualified personnel who may leave the group in the future. Our anticipated growth is expected to place increased demands on our resources and likely will require the addition of new management personnel.

THE EXPANSION OF OUR PRODUCT LINES MAY SUBJECT US TO REGULATION BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION AND FOREIGN REGULATORY AUTHORITIES, WHICH COULD PREVENT OR DELAY OUR INTRODUCTION OF NEW PRODUCTS.

If we manufacture, market or sell any products for any regulated clinical or diagnostic applications, those products will be subject to extensive governmental regulation as medical devices in the United States by the FDA and in other countries by corresponding foreign regulatory authorities. The process of obtaining and maintaining required regulatory clearances and approvals is lengthy, expensive and uncertain. Products that we manufacture, market or sell for research purposes only are not subject to governmental regulations as medical devices or as analyte specific reagents to aid in disease diagnosis. We believe that our success will depend upon commercial sales of improved versions of products, certain of which cannot be marketed in the United States and other regulated markets unless and until we obtain clearance or approval from the FDA and our foreign counterparts, as the case may be. Delays or failures in receiving these approvals may limit our ability to benefit from our new products.

AS OUR OPERATIONS EXPAND, OUR COSTS TO COMPLY WITH ENVIRONMENTAL LAWS AND REGULATIONS WILL INCREASE, AND FAILURE TO COMPLY WITH THESE LAWS AND REGULATIONS COULD HARM OUR FINANCIAL RESULTS.

Our operations involve the use, transportation, storage and disposal of hazardous substances, and as a result we are subject to environmental and health and safety laws and regulations. As we expand our operations, our use of hazardous substances will increase and lead to additional and more stringent requirements. The cost to comply with these and any future environmental and health and safety regulations could be substantial. In addition, our failure to comply with laws and regulations, and any releases of hazardous substances into the environment or at our disposal sites, could expose our group to substantial liability in the form of fines, penalties, remediation costs and other damages, or could lead to a curtailment or shut down of our operations. These types of events, if they occur, would adversely impact our financial results.

OUR BUSINESS DEPENDS ON ISSUED AND PENDING PATENTS, AND THE LOSS OF ANY PATENTS OR OUR FAILURE TO SECURE THE ISSUANCE OF PATENTS COVERING ELEMENTS OF OUR BUSINESS PROCESSES WOULD MATERIALLY HARM OUR BUSINESS AND FINANCIAL CONDITION.

Our success depends on our ability to protect and exploit our intellectual property. We currently have five patents issued in the United States, three patents issued in Europe, one patent issued in Australia, and 84 patent applications pending in the United States, Europe and elsewhere. The patents covering our core technology begin to expire January 5, 2018.

The patent application process before the United States Patent and Trademark Office and other similar agencies in other countries is initially confidential in nature. Patent Applications that are filed outside the United States, however, are published approximately eighteen months after filing. Similarly, patent applications that are filed in the United States will be published approximately eighteen months after filing unless the applicant has opted out of publication and will not file any foreign applications on the same invention. Due to the confidential nature of the patent application process, we cannot determine in a timely manner whether patent applications covering technology that competes with our technology have been filed in the United States or other foreign countries or which, if any, will ultimately issue or be granted as enforceable patents. Considering our patent applications and those of others, some of our patent applications may claim compositions, methods or uses that may also be claimed in patent applications filed by others. In some or all of these applications, a determination of priority of inventorship may need to be decided in a proceeding before the United States Patent and Trademark Office or a court. In contrast, in foreign jurisdictions, the first to file on the invention will generally prevail on a priority contest. If we are unsuccessful in these invention ownership proceedings, we could be blocked from further developing, commercializing or selling products that fall under the scope of the claims of the patents that issue to others. Regardless of the ultimate outcome, this ownership determination process can be time-consuming and expensive.

ANY INABILITY TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGIES COULD MATERIALLY HARM OUR COMPETITIVE POSITION AND FINANCIAL RESULTS.

If we do not protect our intellectual property adequately, competitors may be able to use our technologies and erode any competitive advantage that we may have. The laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting their proprietary rights abroad. These problems can be caused by the absence of laws, rules and/or methods for defending intellectual property rights.

The patent positions of companies developing tools for the biotechnology, pharmaceutical and academic communities, including our patent position, generally are uncertain and involve complex legal and factual questions. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. Our existing patents and any future issued or granted patents we obtain may not be sufficiently broad in scope to prevent others from practicing our technologies or from developing competing products. There also is a risk that others may independently develop similar or alternative technologies or design around our patented technologies. In addition, others may cause reexamination of our patents in the United States or may oppose our patents in Europe, either of which may result in narrower patent claims or cancellation of some or all of the patent claims, or invalidate our patents during enforcement proceedings, or our patents may fail to provide us with any competitive advantage. Enforcing our intellectual property rights may be difficult, costly and time-consuming and ultimately may not be successful.

We also rely upon trade secret protection of our confidential and proprietary information. While we have taken security measures to protect our proprietary information, these measures may not provide adequate protection for our trade secrets or other proprietary information. We seek to protect our proprietary information by entering into confidentiality and invention disclosure and transfer agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants still may disclose our proprietary information, and we may not be able to meaningfully protect our trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our trade secrets.

ANY LITIGATION TO PROTECT OUR INTELLECTUAL PROPERTY, OR ANY THIRD-PARTY CLAIMS OF INFRINGEMENT, COULD DIVERT SUBSTANTIAL TIME AND MONEY FROM OUR BUSINESS AND COULD SHUT DOWN SOME OF OUR OPERATIONS.

Our commercial success depends in part on our non-infringement of the patents or proprietary rights of third parties. Many companies developing technology for the biotechnology and pharmaceutical industries use litigation aggressively as a strategy to protect and expand the scope of their intellectual property rights. Accordingly, third parties may assert that we are employing their proprietary technology without authorization. In addition, third parties may claim that use of our technologies infringes their current or future patents. The CombiMatrix group could incur substantial costs and the attention of our management and technical personnel could be diverted while defending ourselves against any of these claims. We may incur the same liabilities in enforcing our patents against others. We have not made any provision in our financial plans for potential intellectual property related litigation, and we may not be able to pursue litigation as aggressively as competitors with substantially greater financial resources.

If parties making infringement claims against us are successful, they may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop, commercialize and sell products, and could result in the award of substantial damages against us. If we are unsuccessful in protecting and expanding the scope of our intellectual property rights, our competitors may be able to develop, commercialize and sell products that compete with us using similar technologies or obtain patents that could effectively block our ability to further develop, commercialize and sell our products. In the event of a successful claim of infringement against us, we may be required to pay substantial damages and either discontinue those aspects of our business involving the technology upon which we infringed or obtain one or more licenses from third parties. While we may license additional technology in the future, we may not be able to obtain these licenses at a reasonable cost, or at all. In that event, we could encounter delays in product introductions while we attempt to develop alternative methods or products, and such attempts may not be successful. Defense of any lawsuit or failure to obtain any of these licenses could prevent us from commercializing available products.

WE COULD FACE SUBSTANTIAL LIABILITIES IF WE WERE SUED FOR PRODUCT LIABILITY.

Product liability claims could be filed, if someone were to allege that our product failed to perform as claimed. We may also be subject to liability for errors in the performance of our tests. Product liability claims could be substantial. Though we believe we carry sufficient liability insurance, defense of such a claim could be time consuming and could result in damages that are not covered by our insurance.

A FORMER VICE PRESIDENT OF COMBIMATRIX CORPORATION HAS FILED A COMPLAINT AGAINST THE COMPANY WITH THE U.S. DEPARTMENT OF LABOR ALLEGING THAT HE WAS WRONGFULLY TERMINATED.

A former Vice President of CombiMatrix Corporation, following his termination of employment, filed a complaint with the U.S. Department of Labor alleging that his employment was terminated out of fear the former employee would report the Company’s failure to disclose certain information to be disclosed to the public. See the section titled “Legal Proceedings” on page 40 of this prospectus. This complaint was filed following a letter to the Board of Directors of Acacia Research Corporation containing the same allegations. Following an internal investigation in conjunction with Acacia’s outside counsel, Acacia’s Audit Committee was not able to verify any of the allegations made by the former employee. Nonetheless, in an abundance of caution, the Audit Committee engaged an independent counsel to conduct an investigation of the allegations. The Audit Committee concluded that there was no merit to the allegations based upon the findings of independent counsel. Management does not believe the allegations have any merit, nor does management believe the resolution of this matter will have any material affect upon the financial statements or other information included in this prospectus.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY SELLING PRODUCTS AND SERVICES, WE CANNOT ASSURE THAT OUR OPERATIONS WILL BE PROFITABLE.

We commenced operations in 1996 and began commercialization of our CustomArray platform in 2004 and accordingly, have a limited operating history generating revenues from products and services. In addition, we are still developing our product and service offerings and you should consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies with such limited operating histories. Since we have a limited operating history, we cannot assure you that our operations will be profitable or that we will generate sufficient revenues to meet our expenditures and support our activities.

We have sustained substantial losses since our inception. If we continue to incur operating losses in future periods, we may not have enough money to expand our business and our subsidiary companies’ businesses in the future.

FAILURE TO EFFECTIVELY MANAGE OUR GROWTH COULD PLACE STRAINS ON OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES AND COULD ADVERSELY AFFECT OUR BUSINESS AND OPERATING RESULTS.

Our growth has placed, and is expected to continue to place, a strain on our managerial, operational and financial resources. Further, as our subsidiary companies’ businesses grow, we will be required to manage multiple relationships. Any further growth by us or our subsidiary companies or an increase in the number of our strategic relationships will increase this strain on our managerial, operational and financial resources. This strain may inhibit our ability to achieve the rapid execution necessary to successfully implement our business plan.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO EXPAND OUR ORGANIZATION TO MATCH THE GROWTH OF OUR SUBSIDIARIES.

As our subsidiaries grow, the administrative demands upon our management will grow, and our success will depend upon our ability to meet those demands. These demands include increased accounting, management, legal services, staff support for our board of directors, and general office services. We may need to hire additional qualified personnel to meet these demands, the cost and quality of which is dependent in part upon market factors outside of our control. Further, we will need to effectively manage the training and growth of our staff to maintain an efficient and effective workforce, and our failure to do so could adversely affect our business and operating results.

THE AVAILABILITY OF SHARES FOR SALE IN THE FUTURE COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

In the future, we may issue securities to raise cash for acquisitions. We may also pay for interests in additional subsidiary companies by using a combination of cash and our common stock or just our common stock. We may also issue securities convertible into our common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our common stock.

In addition, sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could reduce the market price of our common stock. This could also impair our ability to raise additional capital through the sale of our securities.

DELAWARE LAW, OUR CHARTER DOCUMENTS AND THE INDEMNITY PROVISIONS UNDER THE TAX ALLOCATION AGREEMENT CONTAIN PROVISIONS THAT COULD DISCOURAGE OR PREVENT A POTENTIAL TAKEOVER OF COMBIMATRIX CORPORATION THAT MIGHT OTHERWISE RESULT IN OUR STOCKHOLDERS RECEIVING A PREMIUM OVER THE MARKET PRICE OF THEIR SHARES.

Provisions of Delaware law and our certificate of incorporation and bylaws could make more difficult the acquisition of our company by means of a tender offer, proxy contest or otherwise, and the removal of incumbent officers and directors. These provisions are discussed fully in the section titled “Delaware Anti-takeover Law and Provisions of Our Restated Certificate of Incorporation and Amended and Restated Bylaws” beginning on page 22, incorporated herein by reference.

Pursuant to the indemnity provisions of the tax allocation agreement between Acacia and the Company, an acquisition or further issuance of the Company’s equity securities that triggers the application of Section 355(e) of the Code may require the Company to indemnify Acacia for the resulting tax. If the Distribution does not constitute a tax-free spin-off under Section 355 of the Code or a tax-free reorganization under Section 368 of the Code, either as a result of actions taken in connection with the distribution or as a result of subsequent acquisitions of shares of Acacia or Our common stock, then Acacia and/or Acacia shareholders may be responsible for payment of U.S. federal income taxes.”

These provisions could have the effect of delaying, deferring or preventing a change in control of the Company, adversely affect the ability of our stockholders to receive a premium price for their stock, discourage others from making tender offers for the Company’s shares, lower the market price of the Company’s stock or impede the ability of the Company’s stockholders to change the Company’s management, even if such changes would be beneficial to these stockholders.

THE SPLIT OFF

GENERAL

Under the terms of Acacia’s charter, the Acacia board of directors may redeem, on a pro rata basis, all of the outstanding shares of Acacia’s AR-CombiMatrix stock for all of the outstanding shares owned by Acacia of one or more subsidiaries that hold all of the assets and liabilities attributed to Acacia’s CombiMatrix group (and hold no other material assets or liabilities). Acacia elected to exercise the right under its charter to redeem all outstanding shares of AR-CombiMatrix stock for shares of CombiMatrix Corporation common stock.

THE REDEMPTION; EXCHANGE RATIO

The redemption date is scheduled to occur at 9:00 a.m., New York City time, on *. On the redemption date, every ten shares of AR-CombiMatrix stock will be redeemed for one share of our common stock. NO VOTE IS REQUIRED OR SOUGHT IN CONNECTION WITH THE SPLIT OFF, AND HOLDERS OF AR-COMBIMATRIX STOCK HAVE NO APPRAISAL RIGHTS IN CONNECTION WITH THE SPLIT OFF.

From and after the redemption date, all of your rights as a holder of AR-CombiMatrix stock shall cease, except for the right, upon the surrender to the exchange agent of your shares of AR-CombiMatrix stock, to receive shares of our common stock of a corresponding series. We will deliver or make available to all holders of AR-CombiMatrix stock, from and after the redemption date, a letter of transmittal with which to surrender their shares in the redemption in exchange for shares of the appropriate series of our common stock and/or cash in lieu of fractional shares described below.

No fractional shares will be issued. If following the redemption, any stockholder holds less than ten shares of AR-CombiMatrix common stock, Acacia Research Corporation will pay to such stockholder the cash value of such AR-CombiMatrix stock based upon the market value of such stock on the redemption date, in accordance with the amended and restated certificate of incorporation. Payment will be made upon surrender of the certificates for such shares to the company.

In addition, each option to purchase shares of AR-CombiMatrix stock, including stock options issued and outstanding under employee stock incentive plans on the redemption date, shall become fully vested and exercisable immediately prior to and contingent upon the consummation of the split-off. Each outstanding warrant to purchase shares of AR-CombiMatrix stock will be converted into a similar warrant to purchase shares of our common stock at the same exercise price, as adjusted to give effect to the redemption ratio of one share of our common stock for every ten shares of AR-CombiMatrix stock.

We will bear one-half of the costs and expenses of distribution incurred by us as a result of the split off, which we estimate will be $350,000. The other half will be borne by Acacia.

REASONS FOR THE SPLIT OFF

On January 9, 2006, Acacia announced that its board of directors had voted to exercise Acacia’s right under its charter to split off its CombiMatrix group subject to certain conditions. The business associated with the Acacia Technologies group is significantly different than our business and can create conflicts between customers and the business of Acacia. The business of the Acacia Technologies group includes significant patent litigation that, by its nature, creates financial risks not otherwise associated with the CombiMatrix group or our company following the redemption. The split off will significantly reduce those future risks from impacting our business.

RESULTS OF THE SPLIT OFF

Upon consummation of the split off, we will be an independent public company owning and operating all of the businesses currently attributed to Acacia’s CombiMatrix group. Immediately after the split off, we expect to have approximately 5,278,884 shares of our common stock outstanding, based upon the number of record holders and outstanding shares of AR-CombiMatrix stock on April 2, 2007, and assuming no exercise of outstanding stock options or warrants. The actual number of shares of our common stock to be distributed will be determined on the redemption date.

For information regarding options to purchase our common stock that will be outstanding after the split off, see “DESCRIPTION OF CAPITAL STOCK” below.

REDEMPTION PROCEDURE

Pursuant to Acacia’s charter, from and after the redemption date, all rights of a holder of shares of AR-CombiMatrix stock shall cease, except for the right to receive shares of our common stock in exchange therefor. We will deliver to the holders of record of shares of AR-CombiMatrix stock on the redemption date a letter of transmittal containing written instructions for exchanging their shares for shares of our common stock. From and after the redemption date, letters of transmittal will also be available from the exchange agent.

For example, a holder of shares of AR-CombiMatrix stock that does not surrender those shares for redemption following the redemption date shall not be entitled to receive dividends or distributions paid on our common stock until he or she surrenders his or her shares of AR-CombiMatrix stock for redemption to the exchange agent. From and after the redemption date, we will be entitled to treat outstanding shares of AR-CombiMatrix stock that have not been surrendered for redemption as shares of our common stock for all relevant purposes.

SHARES OF AR-COMBIMATRIX STOCK MAY NOT BE SURRENDERED FOR REDEMPTION PRIOR TO THE REDEMPTION DATE.

TRANSFER TAXES

Holders who surrender their shares in the redemption will not be obligated to pay any transfer taxes in connection with the split off.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPLIT OFF

The following discussion summarizes the material U.S. federal income tax consequences of our split off from Acacia. This discussion is of a general nature and does not purport to deal with all tax considerations that may be relevant to a holder in light of his particular circumstances or to holders subject to special treatment under the U.S. federal income tax laws (such as tax-exempt entities, foreign entities, foreign trusts and estates and beneficiaries thereof, persons who acquire AR-CombiMatrix stock pursuant to the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, insurance companies, certain financial institutions, dealers in securities or foreign currencies, persons holding AR-CombiMatrix stock as part of a hedge, U.S. holders whose functional currency is not the U.S. dollar, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, persons subject to the alternative minimum tax; or holders of options granted under any Acacia benefit plan). Additionally, this summary does not address the U.S. federal income tax consequences to those holders of AR-CombiMatrix stock who do not hold their AR-CombiMatrix stock as a capital asset. Finally, this summary does not address any estate, gift or other non-income tax consequences or any tax consequences arising under the laws of any state, local or foreign jurisdiction. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, and interpretations of the Code and the Treasury regulations by the courts and the IRS in effect as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis.

HOLDERS OF AR-COMBIMATRIX STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE SPLIT OFF TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Acacia has received a private letter ruling from the Internal Revenue Service, or the IRS, to the effect that the redemption will qualify for U.S. federal income tax purposes as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code, or the Code. Further, as discussed below, it is the opinion of Greenberg Traurig, LLP that, for U.S. federal income tax purposes, the redemption should qualify as a tax free redemption under those material aspects of Section 355 of the Code not addressed by the IRS in the private letter ruling.

The IRS ruled that the tax consequences of the redemption are as follows:

•  Acacia will not recognize any gain or loss upon the redemption;

•  Our company will not recognize any gain or loss upon the redemption;

•  No gain or loss will be recognized by, or be includable in the income of, a holder of AR-CombiMatrix stock solely as the result of the receipt of our common stock in the redemption, except, as described below, in connection with cash received in lieu of fractional shares of our common stock;1

•  The tax basis of our common stock in the hands of the holders of AR-CombiMatrix stock immediately after the redemption will be the same as the tax basis of the AR-CombiMatrix stock immediately before the redemption;

•  The holding period of our common stock received by holders of AR-CombiMatrix stock will include the holding period of their AR-CombiMatrix stock, provided that such AR-CombiMatrix stock is held as a capital asset on the date of the redemption;

•  If the holder of AR-CombiMatrix stock holds such stock as a capital asset, the shares of common stock of CombiMatrix Corporation issued on the redemption for such shares of AR-CombiMatrix stock will be deemed a capital asset on the date of the redemption.

Holders of AR-CombiMatrix stock who receive cash from the redemption agent in lieu of fractional shares will recognize gain or loss equal to the difference between the cash received and the holder’s basis in such fractional share interest. Such gain or loss will be capital gain or loss to such holder, provided the fractional share interest is a capital asset in the hands of such holder. No holder will receive cash for more than nine shares of AR-CombiMatrix stock, and therefore any gain or loss recognized would not exceed the market value of nine shares of AR-CombiMatrix stock paid to such holder in cash.
__________________________
1  The IRS excluded from this ruling less than one percent of the AR-CombiMatrix stock issued on October 19, 2001 (“Hot Stock”), which had been issued less than five years prior to the ruling on August 30, 2006. Because five years have now passed since the issuance of the stock on October 19, 2001, we do not believe the IRS would exclude this stock from its ruling if the ruling were given as of the date of this prospectus.

Although the private letter ruling is generally binding on the IRS, the continuing validity of the ruling is subject to factual representations and assumptions and commitments on our behalf with respect to future operations made in the ruling request. We are not aware of any facts or circumstances that would cause such representations and assumptions to be untrue or such commitments not to be satisfied, and Acacia has represented that it is not aware of any facts or circumstances that would cause such representations and assumptions to be untrue or such commitments not to be satisfied.

Further, we obtained a limited opinion from our outside legal counsel, Greenberg Traurig, LLP, of the following material tax implications of the redemption not addressed in the private letter ruling:

•  The Redemption will be carried out for a corporate business purpose within the meaning of Treasury Regulation Section 1.355-2(b).

•  The Redemption will not be treated as principally used as a device to distribute earnings and profits.

•  Section 355(e) of the Code will not apply to the Redemption.

•  The stock defined as “Hot Stock” in the private letter ruling will be treated like all other AR-CombiMatrix stock referred to in the private letter ruling.

The opinion of Greenberg Traurig, LLP is not binding on the IRS or the courts. Whether a split off qualifies as tax-free depends in part upon the reasons for the split off and the satisfaction of numerous other fact-based requirements. In rendering the above opinion regarding the tax-free status of the split off, Greenberg Traurig, LLP relied, in part, upon Acacia’s and our company’s representations as to these matters. The opinion may not be relied upon if those representations are incorrect or incomplete in any material respect. We are not aware of any facts or circumstances that would cause such representations to be incorrect or incomplete in any material respect, and Acacia has represented that it is not aware of any facts or circumstances that would cause such representations and assumptions to be untrue or such commitments not to be satisfied.

If the redemption were not to qualify for tax-free treatment under Section 355 of the Code, then, in general, a corporate tax (which would be very substantial) would be payable by the consolidated group of which Acacia is the parent. This corporate tax would be based on the excess of the fair market value of our common stock at the time of the redemption over Acacia’s tax basis for such stock. We have agreed to indemnify Acacia for this and other tax liabilities if they result from certain actions taken by us. Please see “Relationship of Acacia and Our Company After the Split Off” beginning on page 37 for a more detailed discussion of the tax allocation agreement between Acacia and us. Also, under the Internal Revenue Code’s consolidated return regulations, each member of Acacia’s consolidated group (including our company) is severally liable for these tax liabilities. If we are required to indemnify Acacia for these liabilities or otherwise are found liable to the IRS for these liabilities, the resulting obligation could materially adversely affect our financial condition.

Additionally, if the redemption failed to qualify for tax-free treatment under Section 355 of the Internal Revenue Code, each holder of AR-CombiMatrix stock who receives shares of our common stock in the redemption would be treated as if such holder received a taxable payment in exchange for his AR-CombiMatrix stock. The payment would be taxable as short-term or long-term capital gain, provided that the AR-CombiMatrix stock were held by the holder as a capital asset on the date of the payment. Capital gains are long term if the AR-CombiMatrix stock is held for more than twelve months at the time of the redemption. For individuals, the maximum federal income tax rate applicable to long-term capital gains is generally 15%. The amount of capital gain or loss would equal the difference between the holder’s adjusted tax basis in his AR-CombiMatrix stock and the fair market value of the common stock of our company received by the holder on the date it is received. The holder’s tax basis in the common stock of our company received in the redemption would equal the fair market value of such stock on the date of the redemption, and the holder’s holding period for the shares of our common stock would begin on the day after the date of the redemption.

Even if the redemption otherwise qualifies for tax-free treatment under Section 355 of the Code, the redemption may become taxable to Acacia pursuant to Section 355(e) of the Code if 50% or more (by vote or value) of the stock of Acacia or us were acquired, directly or indirectly, as part of a plan or series of related transactions that include the redemption. For this purpose, acquisitions (including acquisitions which are neither planned nor accepted or recommended by the management of the company whose stock is acquired) of Acacia’s stock or our stock within two years before or after the redemption are presumed to be part of such a plan, although Acacia or we may rebut that presumption. In connection with the request for the IRS private letter ruling and the opinion of Greenberg Traurig, LLP, Acacia and we have represented that the redemption is not part of any such plan or series of related transactions. If such an acquisition of our stock or Acacia’s stock triggers the application of Section 355(e), Acacia would recognize taxable gain to the extent that the fair market value of our stock at the time of the redemption exceeds Acacia’s tax basis for such stock. But the redemption in such circumstances should remain tax-free to each holder of AR-CombiMatrix stock. Under the tax allocation agreement between Acacia and us, Acacia would be responsible for the payment of the tax liability resulting from an acquisition of Acacia’s stock, and we would be required to reimburse Acacia for the payment of the tax liability resulting from an acquisition of our stock. Such tax liability would be substantial, and there is no assurance that Acacia or our company would be able to satisfy its obligation under the tax allocation agreement.

Current U.S. Treasury regulations require each “significant” AR-CombiMatrix shareholder that receives stock in the Split Off to attach to the shareholder’s U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth certain information relating to the tax-free nature of the Split Off. A “significant” shareholder for these purposes includes a holder of AR-CombiMatrix shares that immediately before the consummation of the Split off owned: (i) at least 5% (by vote or value) of the total outstanding stock of Acacia or (ii) securities in Acacia with a basis of $1,000,000 or more. Shortly after the consummation of the Split Off, Acacia will provide these “significant” shareholders who will receive Our common stock in the Split Off with the information necessary to comply with that requirement and each such shareholder is required to retain permanent records of this information.

LISTING AND TRADING OF OUR COMMON STOCK

Although there is a market for AR-CombiMatrix stock, there is currently no public market for CombiMatrix Corporation’s common stock as we are currently a wholly owned subsidiary of Acacia. We plan to apply to list our common stock on the NASDAQ Capital Market under the symbol “CBMX.”

We cannot assure you as to the price at which our common stock will trade following the redemption. The trading prices of our common stock after the split off may be less than, equal to or greater than the trading price of AR-CombiMatrix stock prior to the split off.

Shares of our common stock issued in redemption of AR-CombiMatrix stock will be freely transferable, except for shares received by people who may have a special relationship or affiliation with us. People who may be considered our affiliates after the split off generally include individuals or entities that control, are controlled by, or are under common control with us. This may include some or all of our officers and directors. Persons who are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as exemptions afforded by Section 4(2) of the Securities Act or Rule 144 thereunder.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and the provisions of our restated certificate of incorporation and amended and restated bylaws is a summary. Statements contained elsewhere in this prospectus relating to these provisions are not necessarily complete. We refer you to the restated certificate of incorporation and amended and restated bylaws that we have filed with the SEC as exhibits to our registration statement, of which this prospectus is a part.

Our authorized capital stock consists of 180,000,000 shares of common stock, $0.001 par value, and 30,000,000 shares of preferred stock, $0.001 par value. Currently, there are 100,000,000 shares of AR-CombiMatrix stock authorized. Because (a) the holders of AR-CombiMatrix stock will receive only one share of our common stock for every ten shares of AR-CombiMatrix stock, and (b) there are a higher number of shares authorized to be issued by our company than AR-CombiMatrix stock, holders of common stock of CombiMatrix Corporation may experience dilution in the future without our company having to obtain stockholder consent to an increase in the number of authorized shares of stock greater than the holders of AR-CombiMatrix stock.

COMMON STOCK

As of April 2, 2007, there were 100 shares of common stock outstanding and held by one stockholder of record. As of the redemption date, we expect about 5,278,884 shares of our common stock to be issued and outstanding based upon the number of shares of AR-CombiMatrix common stock issued and outstanding and assuming no exercise of outstanding options, warrants or other derivative securities.

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. The holders of AR-CombiMatrix Corporation are common stockholders of Acacia Research Corporation and the holders of our common stock are stockholders of only CombiMatrix Corporation. The holders of AR-CombiMatrix stock have voting rights in Acacia Research Corporation that are relative to the trading price of the AR-CombiMatrix stock and the AR-Acacia Technologies stock, while the holders of our common stock have one vote per share without regard to its trading price.

Currently, the holders of AR-CombiMatrix stock do not vote on the election of directors of CombiMatrix Corporation. Directors of CombiMatrix Corporation are elected by Acacia Research Corporation as the sole shareholder, as determined by the Board of Directors of Acacia Research Corporation. Holders of AR-CombiMatrix stock must vote for directors of Acacia Research Corporation together with holders of AR-Acacia Technologies stock, and as a result, a majority of AR-CombiMatrix stock do not elect directors of Acacia Research Corporation.

Our directors are elected annually by the stockholders. Our directors may be removed either (a) by a majority of the directors then in office with approval of majority of the common stockholders, or (b) by at least two-thirds of the common stockholders. The directors of Acacia Research Corporation serve three different staggered terms of three years each and may be removed by a majority vote of stockholders.

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available for that purpose. See “Market price of and dividends on common equity and related stockholder matters.” Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Following completion of this offering, no holder of common stock will have any preemptive or conversion right or other subscription right, and there are no redemption or sinking funds provisions applicable to the common stock. Currently, Acacia Research Corporation has the right to redeem all the AR-CombiMatrix stock for cash or property. We do not have the right to redeem our common stock for cash or property. Further, Acacia Research Corporation has the right to convert AR-CombiMatrix stock into AR-Acacia Technologies stock. We do not have any similar rights with respect to different classes of our stock, and following the redemption of AR-CombiMatrix stock for our common stock, Acacia Research Corporation will no longer have any such right of redemption or conversion with respect to our common stock.

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Except as discussed above, the holders of our common stock have the same material rights as the holders of AR-CombiMatrix stock have in the CombiMatrix group of Acacia Research Corporation.

PREFERRED STOCK

Currently there are no shares of our preferred stock outstanding. The board of directors has the authority, without further action by the stockholders, to issue from time to time preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions of our preferred stock. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of us.

WARRANTS

As of April 2, 2007, there were outstanding warrants entitling their holders to purchase an aggregate of 13,667,251 shares of AR-CombiMatrix common stock at a weighted average exercise price of $1.06 per share. Each such warrant shall, as of the redemption date, entitle each holder thereof to purchase the same number of shares of our common stock at the same exercise price currently contained in each such warrant, as adjusted to give effect to the redemption ratio of one share of our common stock for every ten shares of AR-CombiMatrix stock.

REGISTRATION RIGHTS

As of April 2, 2007, the holders of warrants to purchase 11,787,363 shares of AR-CombiMatrix stock have the right to cause our company to file a registration statement to register the resale of the common stock underlying such warrants following their conversion to CombiMatrix Corporation common stock, within 30 days following the Redemption Date. In the event that we fail to so file the resale registration statement within 30 days of the Redemption Date, then we are required to make pro rata payments to each holder in an amount equal to 1.0% of the fair market value of CombiMatrix Corporation common stock issuable upon the exercise of such holder’s warrants.

DELAWARE ANTI-TAKEOVER LAW AND PROVISIONS OF OUR RESTATED CERTIFICATE OF INCORPORATION AND AMENDED AND RESTATED BYLAWS

Provisions of Delaware law, our restated certificate of incorporation and our amended and restated bylaws could make more difficult the acquisition of our company by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because, among other things, negotiation could result in an improvement of their terms.

Delaware Takeover Statute

We are subject to Section 203 of Delaware Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

•	the board of directors approved the transaction in which the stockholder became an interested stockholder prior to the date the interested stockholder attained such status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or

•
on or subsequent to the date the person became an interested stockholder the business combination is approved by the board of directors and authorized at an annual or special stockholders meeting by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholders.

A business combination generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. We do not believe Acacia is subject to the provisions of Section 203 because it has owned more than 15% of our common stock for more than three years.

Certificate of Incorporation and Bylaw Provisions

Provisions of our amended and restated certificate of incorporation or our amended and restated bylaws may have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of our company by means of a tender offer, a proxy contest or otherwise. These provisions may also make the removal of incumbent officers and directors more difficult. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in our control.

In particular, our amended and restated certificate of incorporation and bylaws provide for the following:

•	Written Consent of Stockholders

Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and may not be effected by written consent.

•	Special Meetings of Stockholders

Special meetings of our stockholders may be called only by the president, chief executive officer, chairman of the board of directors or a majority of the members of the board of directors.

•	Advance Notice Requirement

Stockholder proposals to be brought before an annual meeting of our stockholders must comply with advance notice procedures. These advance notice procedures require timely notice and apply in several situations, including stockholder proposals relating to the nominations of persons for election to the board of directors. Generally, stockholder proposals may be brought before the annual meeting of stockholders by delivering timely notice within a 60-day window beginning 180 days prior to the date which we first mailed our proxy materials for the prior year’s annual meeting. In contrast, nominations for the board of directors must be timely received by our company within a 40-day window beginning 120 days prior to the date which we first mailed our proxy materials for the prior year’s annual meeting. Such proposals, including nominations for directors, may be brought before the annual meeting of stockholders of Acacia Research Corporation by delivering timely notice within a 60-day window beginning 120 days prior to the first anniversary of the prior year’s meeting.

•	Amendment of Bylaws and Certificate of Incorporation

Our Board of Directors has the power to alter, amend or repeal our bylaws. The approval of not less that 66 2/3% of the outstanding shares of our capital stock entitled to vote is required to amend the provisions of our bylaws by stockholder action. The approval of a majority of the outstanding shares entitled to vote is required to amend the provisions of our amended and restated certificate of incorporation. These provisions will make it more difficult to circumvent the anti-takeover provisions of our certificate of incorporation and our bylaws.

•	Issuance of Undesignated Preferred Stock

Our board of directors is authorized to issue, without further action by the stockholders, up to 30,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. In contrast, Acacia Research Corporation is authorized to issue only 10,000,000 shares of preferred stock.

INDEMNIFICATION

Our amended and restated certificate of incorporation permits us to, and our amended and restated bylaws provide that we will, indemnify our officers and directors to the fullest extent permitted by Delaware law. We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our amended and restated bylaws and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers of our company.

Our amended and restated certificate of incorporation provides that our directors will not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as directors except to the extent that an exemption or limitation of liability is not permitted under Delaware Law, as in effect from time to time. Delaware Law currently provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Delaware Law; or

•	for any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[THIS SECTION OF PAGE INTENTIONALLY LEFT BLANK]

RELATIONSHIP OF ACACIA RESEARCH CORPORATION AND OUR COMPANY AFTER THE SPLIT OFF

Following the split off, we will no longer be an affiliate of Acacia. Management of Acacia, including our senior officers and directors, will no longer be affiliates of our company. As a result, following 90 days after the redemption date, management of Acacia will no longer be subject to restrictions on trading our common stock pursuant to Section 16 of the Exchange Act or pursuant to Rule 144 under the Securities Act.

We are entering into a distribution agreement and a tax allocation agreement with Acacia Research Corporation, effective on the date of redemption. Pursuant to the distribution agreement, the assets and liabilities of the CombiMatrix group and Acacia Technologies group will be legally transferred to our company and Acacia, as described below, to the extent not already owned by them. All assets and liabilities held by Acacia but attributable to the CombiMatrix group will be assigned to and assumed by CombiMatrix Corporation. All assets and liabilities of CombiMatrix attributable to the Acacia Technologies group will be assigned to and assumed by Acacia. The net value of the assets and liabilities to be assigned and assumed pursuant to the distribution agreement will not have an effect on our financial statements as the assets and liabilities assumed by us are the same as those previously allocated to the CombiMatrix group prior to the split off and as reflected in our consolidated financial statements included in this report and previously disclosed by Acacia Research Corporation in its financial statements for the CombiMatrix group.

Pursuant to the tax allocation agreement, we will be responsible for any tax liabilities attributable to the CombiMatrix group prior to the split off, even if legally owed by Acacia Research Corporation. Likewise, Acacia Research Corporation will be responsible for any tax liabilities attributable to the Acacia Technologies group prior to the split off, even if legally owed by CombiMatrix Corporation or its subsidiaries.

The tax allocation agreement also provides for the allocation of responsibility of any tax consequences resulting from the split off. These liabilities may arise based on the conduct of the parties prior to the split off or following the split off. We believe the transaction will qualify as a tax-free reorganization, so we do not expect any tax liability for the split off as a result of the conduct of either party prior to the split off. We will indemnify Acacia for any tax liability for the split off resulting from our actions after the split off. Likewise, Acacia will indemnify us for any tax liabilities for the split off resulting from Acacia’s similar actions after the split off.

We have agreed not to take any action that would cause the split off not to qualify under Section 355 of the Code. For example, we have agreed not to take certain actions for two years following the split off, unless we obtain an IRS ruling or an opinion of counsel to the effect that these actions will not affect the tax-free nature of the split off. These actions include certain issuances of our stock, a liquidation or merger of our company, and dispositions of assets outside the ordinary course of our business. If any of these transactions were to occur, the split off could be deemed to be a taxable distribution to Acacia. This would subject Acacia to a significant tax liability. We have agreed to indemnify Acacia and its affiliates to the extent that any action we take or fail to take gives rise to a tax incurred by Acacia or any of its affiliates with respect to the split off. In addition, we have agreed to indemnify Acacia for any tax resulting from an acquisition by one or more persons of a 50% or greater interest in our company.

[THIS SECTION OF PAGE INTENTIONALLY LEFT BLANK]

[THIS SECTION OF PAGE LEFT BLANK INTENTIONALLY]

EXECUTIVE COMPENSATION

EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows the named executive officers’ total compensation deemed “earned” or potentially “earned” for the year ended December 31, 2006, whether or not actually paid out.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards(2)	Total
Amit Kumar, CEO	2006	$414,413	$-	$-	$571,916	$986,329
Scott Burell, CFO	2006	162,104	-	-	91,304	253,408
Brooke Anderson, COO	2006	183,718	15,000	-	208,228	406,946
Andrew McShea, VP Biology & Chemistry	2006	147,686	-	-	125,092	272,778
H. Sho Fuji, VP Engineering & Production	2006	151,976	-	-	83,276	235,252
Jeffrey Oster, SVP IP & Associate General Counsel (1)	2006	174,867	-	-	37,092	211,959

__________________
(1)	As of October 4, 2006, Mr. Oster is no longer employed by CombiMatrix Corporation or any of its subsidiaries.
(2)
The computation of option awards compensation is based upon the number of options that have vested during the year for the named principal officer times the fair value of the option awards that was determined as of the date of grant. The fair value of options granted to our employees, officers and directors has been computed using on the Black-Scholes option pricing model in accordance with State of Accounting Standards No. 123R (see Note 2 to the Consolidated Financial Statements included elsewhere in this prospectus for more information). These amounts represent non-cash compensation charges included in our consolidated financial statements and do not represent direct economic benefits to our employees, officers or directors. Also, as of December 31, 2006, all options held by our employees, principal officers and directors were “out-of-the-money,” meaning that the option exercise prices exceeded the fair value of the underlying AR-CombiMatrix common stock as reported on Nasdaq.

GRANTS OF PLAN−BASED AWARDS FOR FISCAL YEAR ENDED DECEMBER 31, 2006

The following table contains information about cash and equity-based awards granted during the fiscal year ended December 31, 2006, that are based on an incentive plan or are otherwise contingent on the achievement of performance goals, as well as equity-based awards that vest based on service requirements.

Name	Grant Date	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Amit Kumar, CEO	07/18/2006	300,000	$1.41	$309,270
Scott Burell, CFO	07/18/2006	150,000	$1.41	154,635
Brooke Anderson, COO	07/18/2006	250,000	$1.41	257,725
Andrew McShea, VP Biology & Chemistry	07/18/2006	200,000	$1.41	206,180
H. Sho Fuji, VP Engineering & Production	07/18/2006	125,000	$1.41	128,863
Jeffrey Oster, SVP IP & Associate General Counsel (1)	07/18/2006	5,000	$1.41	5,155
___________________
(1)  As of October 4, 2006, Mr. Oster is no longer employed by CombiMatrix Corporation or any of its subsidiaries.

EMPLOYMENT AGREEMENTS

All of our executive officers are at-will employees and serve at the discretion of the Board of Directors, and we do not have written agreements with any of our executive officers. We have no agreements with our executive officers regarding cash and equity compensation, except we have agreed to pay our executive officers a salary equal to the following cash compensation, paid in arrears in equal bi-monthly payments:

Amit Kumar, CEO	$426,088
Scott Burell, CFO	165,375
Brooke Anderson, COO	187,425
Andrew McShea, VP Biology & Chemistry	126,073
H. Sho Fuji, VP Engineering & Production	155,043

Our cash compensation, consisting solely of base salary and one bonus of $15,000, constituted between 42% and 83% of our executive officers’ total compensation. The remaining compensation was solely in the form of stock options. We expect cash compensation to continue to make up between approximately 45% and 80% of our executive officers’ total compensation. Our emphasis on equity compensation ranging from 58% to 17% of our executive officers’ total compensation is consistent with our existing goal of maximizing our current resources in developing leading edge technology, attracting the best management, and aligning our management with the interest of our stockholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table discloses information regarding outstanding previously granted awards that the named executive officers may or may not realize but which represent potential compensation amounts.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Amit Kumar, CEO	122,804	-	$12.12	07/09/2010
Amit Kumar, CEO	50,000	-	$9.00	09/22/2010
Amit Kumar, CEO	76,752	-	$3.11	03/29/2011
Amit Kumar, CEO	22,104	-	$4.69	10/01/2011
Amit Kumar, CEO	300,000	-	$12.00	01/25/2012
Amit Kumar, CEO	300,000	-	$1.95	02/21/2013
Amit Kumar, CEO	229,161	20,839	$6.76	03/04/2014
Amit Kumar, CEO	47,499	42,501	$2.98	05/26/2015
Amit Kumar, CEO	-	300,000	$1.41	07/18/2016
Total	1,148,320	363,340

Scott Burell, CFO	20,000	-	$24.00	02/06/2011
Scott Burell, CFO	40,000	-	$12.00	11/28/2011
Scott Burell, CFO	49,000	-	$1.95	02/21/2013
Scott Burell, CFO	18,331	1,669	$6.76	03/04/2014
Scott Burell, CFO	21,637	19,363	$2.98	05/26/2015
Scott Burell, CFO	-	150,000	$1.41	07/18/2016
Total	148,968	171,032

Brooke Anderson, COO	25,000	-	$5.00	03/14/2010
Brooke Anderson, COO	6,139	-	$15.07	09/27/2010
Brooke Anderson, COO	7,500	-	$9.00	10/05/2010
Brooke Anderson, COO	1,000	-	$18.00	11/13/2010
Brooke Anderson, COO	3,000	-	$12.00	11/28/2011
Brooke Anderson, COO	120,000	-	$1.95	02/21/2013
Brooke Anderson, COO	47,664	4,336	$6.76	03/04/2014
Brooke Anderson, COO	52,776	47,224	$2.98	05/26/2015
Brooke Anderson, COO	-	250,000	$1.41	07/18/2016
Total	263,079	301,560

Andrew McShea, VP Biology & Chemistry	20,000	-	$18.00	11/09/2010
Andrew McShea, VP Biology & Chemistry	20,000	-	$12.00	11/28/2011
Andrew McShea, VP Biology & Chemistry	8,000	-	$1.95	02/21/2013
Andrew McShea, VP Biology & Chemistry	24,000	-	$1.95	03/24/2013
Andrew McShea, VP Biology & Chemistry	13,748	1,252	$6.76	03/04/2014
Andrew McShea, VP Biology & Chemistry	7,221	2,779	$3.07	10/19/2014
Andrew McShea, VP Biology & Chemistry	12,220	7,780	$3.00	03/02/2015
Andrew McShea, VP Biology & Chemistry	32,456	29,044	$2.98	05/26/2015
Andrew McShea, VP Biology & Chemistry	-	200,000	$1.41	07/18/2016
Total	137,645	240,855

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
H. Sho Fuji, VP Engineering & Production	25,000	-	$9.00	10/05/2010
H. Sho Fuji, VP Engineering & Production	5,000	-	$24.00	08/14/2011
H. Sho Fuji, VP Engineering & Production	20,000	-	$12.00	11/28/2011
H. Sho Fuji, VP Engineering & Production	24,000	-	$1.95	02/21/2013
H. Sho Fuji, VP Engineering & Production	13,748	1,252	$6.76	03/04/2014
H. Sho Fuji, VP Engineering & Production	7,221	2,779	$3.07	10/19/2014
H. Sho Fuji, VP Engineering & Production	21,637	19,363	$2.98	05/26/2015
H. Sho Fuji, VP Engineering & Production	-	125,000	$1.41	07/18/2016
Total	116,606	148,394

Jeffrey Oster, SVP IP & Associate General Counsel (1)	-	-	-	-
Total	-	-
___________________
(1)  As of October 4, 2006, Mr. Oster is no longer employed by CombiMatrix Corporation or any of its subsidiaries.

Compensation Discussion and Analysis

Our Compensation Committee is responsible for setting and implementing our compensation objectives. Our executive compensation is intended to achieve the following objectives:

•	align compensation with our performance on both a short-term and long-term basis;
•	attract, motivate, reward, and retain management talent critical to achieving our business goals;
•	encourage ownership of our common stock to create commonality of interest between executive officers and shareholders; and
•	allocate company resources effectively in the development of technology and products.

Our compensation objectives have been achieved through a combination of (a) competitive base salary, (b) options granted on the date of hire vested over a period of time, and (c) annual awards of additional options. Our Compensation Committee reviews the compensation of our named executive officers on an annual basis and determines (a) raises in base salary, and (b) the appropriate number of options to be issued and the terms of those options, including the vesting schedule.

Our Compensation Committee determines compensation with some input from our executive officers. The base salary of our executive officers is reviewed annually by the Compensation Committee and is paid in cash in equal installments over the year without regarding to performance criteria. Additional cash compensation is generally not awarded as a bonus, but rather we rely upon equity compensation to motivate our executive officers to achieve our short-term and long-term objectives by aligning the interest of our stockholders and our executive officers. Our Board of Directors approved the cash and equity compensation of our Chief Executive Officer at considerably higher rates than our other named executive officers because it felt it was necessary, based on Dr. Kumar’s experience, to attract Dr. Kumar from the San Francisco Bay Area and to compensate him for the additional cost of commuting from San Jose, California to Seattle, Washington on a regular basis.

We will utilize our 2006 stock option plan to award stock options to our executive officers on the date of hire and again annually following performance reviews. We evaluate the employment market conditions and the performance of each officer on an individual basis to determine non-cash compensation; we do not utilize any particular formula for determining the number of options to issue. In determining the amount of cash and non-cash compensation to be paid to our executive officers, we take into consideration the past performance of the individual officer, the past performance of the company and the achievement of qualitative objectives set at the beginning of the year. We currently do not apply quantitative performance criteria to the award of cash or non-cash compensation.

The exercise price of the options is set on the date the option is awarded, at fair market price equal to the closing price of our stock on the date the option is granted. Our annual reviews are completed during the months of April and May of each year, and stock options are granted upon conclusion of these reviews, which may differ from year-to-year.

We evaluate the allocation between cash and non-cash compensation and among different forms of non-cash compensation, on an annual basis. Our current policy is to rely on stock options as the sole method of non-cash compensation, although our stock option plan permits the award of stock and other non-cash compensation.

Our compensation committee has reviewed the Compensation Discussion and Analysis, discussed it with management, and recommended its inclusion in this prospectus.

2006 STOCK INCENTIVE PLAN

Prior to the redemption date, our board of directors plans to adopt and submit to our stockholders for approval our 2006 Stock Incentive Plan. The purpose of our 2006 Stock Incentive Plan is to assist us and our subsidiaries in attracting, motivating, retaining and rewarding our high-quality executives and our other employees, officers, directors, consultants and other service providers, by enabling such persons to acquire or increase an equity interest in the company in order to strengthen the mutuality of interests between such service providers and our stockholders, and providing such service providers with long term performance incentives to expend their maximum efforts in the creation of stockholder value.

Administration

Our 2006 Stock Incentive Plan is to be administered by our board of directors or any committee designated by the board of directors consisting of not less than two directors. However, administration of the 2006 Stock Incentive Plan with respect to persons subject to Section 16 of the Securities and Exchange Act of 1934 shall be done by our compensation committee or another committee that qualifies under the requirements of Section 16. Subject to the terms of our 2006 Stock Incentive Plan, the plan administrator is authorized to select eligible persons to receive awards under the Plan, determine the type, number and other terms and conditions of, and all other matters relating to, awards, prescribe award agreements (which need not be identical for each plan participant), and the rules and regulations for the administration of the 2006 Stock Incentive Plan, construe and interpret the 2006 Stock Incentive Plan and award agreements, and make all other decisions and determinations as the plan administrator may deem necessary or advisable for the administration of our 2006 Stock Incentive Plan. In addition the plan administrator may reduce the exercise price of any outstanding award under the Plan, cancel any outstanding award and the grant in substitution a new award covering the same or a different number of Shares, cash or other valuable consideration (as determined by the plan administrator) or any other action that is treated as a repricing under generally accepted accounting principles.

Eligibility

The persons eligible to receive awards under our 2006 Stock Incentive Plan are the employees, members of our board of directors, consultants and other independent advisers who provide services to us or any related entity. However, only our employees and employees of our subsidiaries or any parent may receive incentive stock options. An employee on leave of absence may be considered as still in the employ of us or a related entity for purposes of eligibility for participation in our 2006 Stock Incentive Plan.

Types of Awards

Our 2006 Stock Incentive Plan will provide for the issuance of stock options, stock appreciation rights, stock awards, share right awards and performance awards. Performance awards may be based on the achievement of certain business or personal criteria or goals, as determined by the plan administrator.

Shares Available for Awards; Annual Per-Person Limitations

The total number of shares of common stock that may be subject to the granting of awards under our 2006 Stock Incentive Plan at any time during the term of the 2006 Stock Incentive Plan shall be equal to 8,100,000 shares, plus an annual increase to be added on the first trading day of January each year, commencing in January 2007 and ending upon termination of the 2006 Stock Incentive Plan, equal to three percent (3%) of the shares of common stock outstanding on each such date (rounded down to the nearest whole share). Notwithstanding the foregoing, with respect to incentive stock options, no more than 30,000,000 shares may be issued under the 2006 Stock Incentive Plan. Shares will become available for issuance under new awards to the extent awards previously granted under our 2006 Stock Incentive Plan (i) are forfeited, expire or otherwise terminate without issuance of shares, (ii) are settled for cash or otherwise do not result in the issuance of shares, or (iii) are exercised by the tender of shares attestation) or (iv) are withheld upon exercise of an award to pay the exercise price or any tax withholding requirements.

Our 2006 Stock Incentive Plan imposes individual limitations on certain awards. Under these limitations, at such time as awards granted under the 2006 Stock Incentive Plan may qualify as “performance-based” compensation pursuant to Section 162(m) of the Internal Revenue Code, then during any fiscal year, no participant may be granted stock options or stock appreciation rights with respect to more than 2,000,000 shares and no participant may be granted stock or share right awards with respect to more than 2,000,000 shares, subject to adjustment upon certain changes in our capitalization. The maximum dollar value that may be paid out to any participant for any performance award with respect in any calendar year is $5,000,000.

In the event that any stock dividend, recapitalization, forward or reverse split, reorganization, merger, combination, share exchange or other similar corporate transaction or event affects the shares of our common stock, appropriate adjustment will be made by the plan administrator to (i) the maximum number, type and/or class of securities that may be issued under the 2006 Stock Incentive Plan and the maximum number of shares that may be issued pursuant to incentive stock options, (ii) the number type and/or class of shares by which award limitations are measured, as described in the preceding paragraph, (iii) the number type and/or class of shares subject to or deliverable in respect of outstanding awards, (iv) the number type and/or class of shares subject to or deliverable in respect of the automatic option grant program for non-employee directors, (v) the exercise price, grant price or purchase price relating to any award or the provision for payment of cash or other property in respect of any outstanding award, and (v) any other aspect of any award that the plan administrator determines to be appropriate.

Stock Options and Stock Appreciation Rights

The plan administrator is authorized to grant stock options, including both incentive stock options, which can result in potentially favorable tax treatment to the recipient, and non-qualified stock options, and stock appreciation rights entitling the recipient to receive the amount by which the fair market value of a share of common stock on the date of exercise exceeds the grant price of the stock appreciation right. The exercise price per share subject to an option and the grant price of a stock appreciation rights are determined by the plan administrator, but in the case of a stock option must not be less than the fair market value of a share of common stock on the date of grant. For purposes of our 2006 Stock Incentive Plan, the term “fair market value” means the fair market value of our common stock, awards or other property as determined by the plan administrator or under procedures established by the plan administrator. Unless otherwise determined by the plan administrator, the fair market value of a share of our common stock as of any given date shall be the closing sales price per share of common stock as reported on the principal stock exchange or market on which the common stock is traded on the date as of which such value is being determined or, if there is no sale on that date, then on the last previous day on which a sale was reported. The maximum term of each option or stock appreciation right, the times at which each option or stock appreciation right will be exercisable, and provisions requiring forfeiture of unexercised options or stock appreciation rights at or following termination of service generally are fixed by the plan administrator, except that no stock option may have a term exceeding ten years. Methods of exercise and settlement and other terms of the stock options and stock appreciation rights are determined by the plan administrator. The plan administrator determines the methods in which the exercise price of options awarded under the 2006 Stock Incentive Plan may be paid, which may include cash, shares, other awards or other property (including, to the extent permitted by law, loans to participants) or a cashless exercise procedure.

Restricted Stock and Stock Units

The plan administrator is authorized to grant shares of stock, including restricted stock, and share right awards. Restricted stock is a grant of shares of common stock which may not be sold or disposed of, and which may be forfeited in the event of certain terminations of employment, prior to the end of a restricted period specified by the plan administrator. A participant granted restricted stock generally has all of the rights of a stockholder, unless otherwise determined by the plan administrator. A share right award confers upon a participant the right to receive shares of common stock at the end of a specified period, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of such specified period. Prior to settlement, a share right award carries no voting or dividend rights or other rights associated with share ownership.

Performance Awards

The plan administrator is authorized to grant performance awards to participants on terms and conditions established by the plan administrator. The performance criteria to be achieved during any performance period and the length of the performance period is determined by the plan administrator upon the grant of the performance award. Performance awards may be valued by reference to a designated number of shares of common stock or by reference to a designated amount of property including cash. Performance awards may be settled by delivery of cash, shares or other property, or any combination thereof, as determined by the plan administrator. Performance awards granted to persons whom the plan administrator expects will, for the year in which a deduction arises, be “covered employees” (as described below) will, if and to the extent intended by the plan administrator, be subject to provisions that should qualify such awards as “performance based compensation” not subject to the limitation on tax deductibility under Section 162(m) of the Internal Revenue Code. For purposes of Section 162(m), the term “covered employee” means our chief executive officer and each other person whose compensation is required to be disclosed in our filings with the Securities and Exchange Commission by reason of that person being among our four highest compensated officers as of the end of a taxable year. If and to the extent required under Section 162(m) of the Code, any power or authority relating to a performance award intended to qualify under Section 162(m) is to be exercised by the plan administrator and not the board of directors.

If and to the extent that the plan administrator determines that these provisions of our 2006 Stock Incentive Plan are to be applicable to any award, one or more of the following business criteria, on a consolidated basis, and/or for our subsidiaries, or for our business or geographical units and/or a related entity (except with respect to the total stockholder return and earnings per share criteria), shall be used by the plan administrator in establishing performance goals for awards under our 2006 Stock Incentive Plan: (1) earnings per share; (2) revenues or margins; (3) cash flow; (4) operating margin; (5) return on net assets, investment, capital, or equity; (6) direct contribution; (7) net income; pretax earnings; (8) earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings after interest expense and before extraordinary or special items; operating income; income before interest income or expense, unusual items and income taxes, local, state or federal and excluding budgeted and actual bonuses which might be paid under any ongoing bonus plans of the company; (9) working capital; (10) management of fixed costs or variable costs; (11) identification or consummation of investment opportunities or completion of specified projects in accordance with corporate business plans, including strategic mergers, acquisitions or divestitures; (12) total shareholder return; and (13) debt reduction. Any of the above goals may be determined on a relative or absolute basis or as compared to the performance of a published or special index deemed applicable by the plan administrator. The plan administrator may, in its discretion, determine that the amount payable as a performance award will be reduced from the amount of any potential award.

Transferability

Awards granted under our 2006 Stock Incentive Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except to the extent expressly permitted by the plan administrator in the award agreement.

Acceleration of Vesting; Change in Control

The plan administrator may, in its discretion, accelerate the exercisability, the lapsing of restrictions or the expiration of deferral or vesting periods of any award, including if we undergo a “change in control”, as defined in our 2006 Stock Incentive Plan.

Amendment and Termination

The board of directors may amend, alter, suspend, discontinue or terminate our 2006 Stock Incentive Plan without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration that increases the shares reserved for issuance under the plan or increases the classes of participants eligible under the plan or if such approval is required by applicable law or regulation. Our 2006 Stock Incentive Plan will terminate on the earliest of (i) the tenth anniversary of the effective date of the Plan, (ii) the tenth anniversary of the date of stockholder approval of the Plan; (iii) the date that all shares under the Plan have been issued and are fully vested and (iv) the termination of all outstanding awards in connection with a change in control. Awards outstanding upon expiration of our 2006 Stock Incentive Plan shall remain in effect until they have been exercised or terminated, or have expired.

401(k) Plan

We maintain a retirement and deferred savings plan for our employees. The retirement and deferred savings plan is intended to qualify as a tax-qualified plan under Section 401 of the Code. The retirement and deferred savings plan provides that each participant may contribute up to 60% of his or her pre-tax compensation, up to a statutory limit, which is $15,000 in calendar year 2005 except for employees over 50 years of age, for whom the limit is $20,000. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the company’s Board of Directors currently consists of Thomas Akin, Rigdon Currie and John Abeles, M.D. None of these individuals was an officer or employee of the company at any time during 2005 or at any other time. No current executive officer of the company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the company’s Board of Directors or Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

In December 2006, the Acacia board of directors passed a clarifying amendment to the CombiMatrix 2000 Stock Award Plan and the 2002 CombiMatrix Stock Incentive Plan (the “plans”) to include the planned split off of CombiMatrix Corporation as a change in control under the terms of the plans. This is due to the fact that the holders of stock in Acacia Research Corporation will no longer own an interest in the assets of the CombiMatrix group, and the Board of Directors of Acacia Research Corporation will no longer administer the plans. As a result, all outstanding stock options for the purchase of AR-CombiMatrix stock under the employee benefit plans of Acacia will accelerate and terminate as of the Redemption Date if not exercised by that time. As of April 2, 2007, options for 1,402,042 shares that are not currently vested will fully vest upon the split off, because the split off will be deemed to constitute a change in control for purposes of the various option plans to which the options were originally granted. As of December 31, 2006, there are approximately 8.1 million shares of AR-CombiMatrix stock subject to outstanding stock options at exercise prices ranging from $0.74 to $24.00, with a weighted average exercise price of $5.77. No further options will be granted under any of the AR-CombiMatrix equity compensation plans.

AR-CombiMatrix stock options to purchase 3,458 shares of AR-CombiMatrix common stock issued to a former employee and a former consultant will be assumed under our 2006 Stock Incentive Plan. The assumed options were granted under the CombiMatrix Corporation 2000 Stock Awards Plan (which was later incorporated into the 2002 CombiMatrix Stock Incentive Plan), however, in general, the material terms of the options are the same. The exercise prices of these options range from $12.00 to $18.00, with a weighted average exercise price of $14.53. The options generally have a maximum term of ten years and are currently vested. The exercise price of these options represents the fair market value of the underlying stock when granted.

The existing AR-CombiMatrix stock plans are administered by the Board of Directors of Acacia Research Corporation. Following the split off, our 2006 Stock Incentive Plan will be administered by our Board of Directors.

Historical

The following table provides information as of December 31, 2006, with respect to our common shares issuable under the equity compensation plans of Acacia Research Corporation related to AR-CombiMatrix stock. Please review this information in light of the effect of the redemption upon such plans, as described below.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2002 CombiMatrix Stock Incentive Plan(1)	8,068,000	$5.77	1,528,000
Equity compensation plans not approved by security holders(2)	-	-	-
Total	8,068,000	$5.77	1,528,000
________________________

(1)
Our 2002 CombiMatrix Stock Incentive Plan, as amended, or the CombiMatrix Plan, allows for the granting of stock options and other awards to eligible individuals, which generally includes directors, officers, employees and consultants. The CombiMatrix Plan does not segregate the number of securities remaining available for future issuance among stock options and other awards. The shares authorized for future issuance represents the total number of shares available through any combination of stock options or other awards. The share reserve under the CombiMatrix Plan automatically increases on the first trading day in January each calendar year by an amount equal to three percent (3%) of the total number of shares of our AR-CombiMatrix stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 600,000 shares and in no event will the total number of shares of common stock in the share reserve (as adjusted for all such annual increases) exceed twenty million shares. See Note 12 to our consolidated financial statements for additional information regarding our existing stock option award plans.

(2)	We have not authorized the issuance of equity securities under any plan not approved by security holders.

Pro Forma

Upon redemption, 3,458 options governed by the CombiMatrix 2000 Stock Awards Plan will be converted to an option under the CombiMatrix Corporation 2006 Stock Incentive Plan to acquire one share of our common stock for each share of AR-CombiMatrix stock available under the 2000 Stock Awards Plan. The following table provides pro forma information about our common shares that would have been issuable under the CombiMatrix Corporation 2006 Stock Incentive Plan if the redemption had occurred on December 31, 2006.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options	(b) Weighted average exercise price of outstanding options	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
CombiMatrix Corporation 2006 Stock Incentive Plan	3,458	$14.53	8,103,458
Equity compensation plans not approved by security holders	-	-	-
Total	3,458	$14.53	8,103,458

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On or about December 14, 2006, Amit Kumar, our Chief Executive Officer, President and Director, purchased from Acacia Research Corporation in a direct public offering, 250,000 units, each unit consisting of one share of AR-CombiMatrix stock and a warrant to purchase one and two-tenths shares of AR-CombiMatrix stock. The units were sold at a purchase price of $1.02 per unit, based upon a market price of $0.87 per share of AR-CombiMatrix stock, for a total purchase price of $255,000. Each warrant is exercisable at a price of $0.87 per share until December 13, 2011. Following the split off, Dr. Kumar, together with the other holders of the warrants, will have the right to exercise the warrants for shares of common stock of CombiMatrix Corporation under the same terms and conditions, as adjusted to give effect to the redemption ratio of one share of our common stock for every ten shares of AR-CombiMatrix stock. In addition, following the split off, he will have the right to require the company to register for resale the shares of our common stock issuable in exchange for the warrants and to keep such registration statement effective until such shares are sold by Dr. Kumar. The shares of AR-CombiMatrix stock that may be acquired by Dr. Kumar upon exercise of the warrants are included in the beneficial ownership table below.

Pursuant to our Code of Business Conduct and Ethics, our officers and directors are not permitted to enter into any binding agreements with our company without the prior consent of the Board of Directors. The Board of Directors as a whole is responsible for applying this process. Any request to enter into a binding agreement with an officer or director is evaluated and approved by the entire Board of Directors. A copy of our Code of Business Conduct and Ethics is available at our website at www.combimatrix.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the separation, all of the outstanding shares of CombiMatrix Corporation common stock are and will be held beneficially and of record by Acacia Research Corporation. The following table sets forth information concerning expected beneficial ownership of the CombiMatrix Corporation common stock after giving effect to the separation by:

•	each person or entity known to us who will beneficially own more than 5% of the outstanding shares of CombiMatrix Corporation common stock;

•	each person who we currently know will be one of its directors or named executive officers at the time of the separation; and

•	as a group, all persons who we currently know will be the directors and executive officers of CombiMatrix Corporation at the time of the separation.

The following information:

•
gives effect to the separation for the percentage ownership information as if it had occurred on April 2, 2007; in the case of percentage ownership information, assumes that immediately after the separation there are 5,278,884 shares of CombiMatrix Corporation common stock outstanding, which is the number that would have been outstanding if the separation had occurred on April 2, 2007;

•	reflects a redemption ratio of one share of CombiMatrix Corporation common stock for each ten shares of AR-CombiMatrix stock held by persons listed in the table below;

•
gives effect to the conversion, at an assumed conversion ratio of ten to one, of each option to purchase shares of AR-CombiMatrix stock issued under employee stock incentive plans and outstanding on the date of the separation into an option on substantially the same terms to purchase shares of CombiMatrix Corporation common stock.

The actual number of shares of CombiMatrix Corporation common stock outstanding as of the date of the separation may differ to the extent that outstanding stock options are exercised between April 2, 2007, and the date of the redemption. The number below reflects one share of CombiMatrix Corporation for every ten shares of AR-CombiMatrix stock beneficially owned on April 2, 2007.

Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Directors and Executive Officers(2)
Amit Kumar, Ph.D. (3)	184,360	3.39%
Brooke Anderson, Ph.D. (4)	55,614	1.05%
Scott Burell, CPA (5)	19,802	*
Andrew McShea, Ph.D. (6)	20,716	*
Thomas Akin (7)	25,192	*
Rigdon Currie (8)	14,625	*
John Abeles, MD (9)	417	*
H. Sho Fuji (10)	15,966	*
All Directors and Executive Officers as a Group (nine persons) (11)	336,697	6.09%
_____________________
*Less than 1%

(1)
The percentage of shares beneficially owned is based on 52,788,838 shares of AR-CombiMatrix stock outstanding as of April 2, 2007, and the redemption of one share of CombiMatrix Corporation common stock for each ten shares of AR-CombiMatrix stock. Beneficial ownership is determined under rules and regulations of the Commission. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days after April 2, 2007, are deemed to be outstanding and beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, we believe that such persons have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

(2)	The address for each of the directors and executive officers is CombiMatrix Corporation’s principal offices, CombiMatrix Corp., 6500 Harbour Heights Pkwy, Suite 301, Mukilteo, WA 98275.
(3)
Includes 1,264,990 shares of AR-CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 2, 2007, and 300,000 shares of AR-CombiMatrix stock issuable upon exercise of warrants that are currently exercisable.

(4)
Includes 350,747 shares of AR-CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 2, 2007, and 28,800 shares of AR-CombiMatrix stock issuable upon exercise of warrants that are currently exercisable.

(5)	Includes 197,997 shares of AR-CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 2, 2007.
(6)	Includes 207,160 shares of AR-CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 2, 2007.
(7)
Includes 118,486 shares of AR-CombiMatrix stock held by Talkot Crossover Fund, L.E. and 133,486 shares of AR - CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 2, 2007. Mr. Akin serves as managing general partner of Talkot Crossover Fund, L.E.

(8)	Includes 146,250 shares of AR-CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 2, 2007.
(9)	Includes 4,166 shares of AR-CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 2, 2007.
(10)	Includes 159,661 shares of AR-CombiMatrix stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 2, 2007.
(11)	Includes 2,464,457 shares of AR-CombiMatrix stock issuable upon exercise of options and warrants that are currently exercisable or will become exercisable within 60 days of April 2, 2007.

[THIS PORTION OF PAGE LEFT BLANK INTENTIONALLY]